As filed with the Securities and Exchange Commission on November 24, 2004.

                                                      Registration No. 811-5824



                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                   FORM N-1A

        REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940
                                AMENDMENT NO. 19

                         DOMINI SOCIAL INDEX PORTFOLIO
               (Exact Name of Registrant as Specified in Charter)

               536 Broadway, 7th Floor, New York, New York 10012
                    (Address of Principal Executive Offices)

        Registrant's Telephone Number, including Area Code: 212-217-1100


                                 Amy L. Domini
                         Domini Social Investments LLC
                            536 Broadway, 7th Floor
                            New York, New York 10012
                    (Name and Address of Agent for Service)



                                    Copy To:
                             Roger P. Joseph, Esq.
                             Bingham McCutchen LLP
                               150 Federal Street
                          Boston, Massachusetts 02110



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                               EXPLANATORY NOTE


     Domini Social Index Portfolio has filed this Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940, as amended. However, beneficial interests in the Portfolio are not being registered under the Securities Act of 1933, as amended (the "1933 Act"), since such interests will be issued solely in private placement transactions that do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act. Only investment companies, insurance company separate accounts, common or commingled trust funds or similar organizations or entities that are "accredited investors" within the meaning of Regulation D under the 1933 Act may make investments in the Portfolio. This Registration Statement is not an offer to sell, or the solicitation of an offer to buy, any beneficial interests in the Portfolio.




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                                     PART A


     Responses to Items 1, 2, 3, and 8 have been omitted pursuant to General Instruction B.2(b) of Form N-1A.

Item 4. Investment Objective, Principal Investment Strategies, Related Risks, and Disclosure of Portfolio Holdings.

INVESTMENT OBJECTIVE

     The Domini Social Index Portfolio (the "Portfolio") seeks to provide its investors with long-term total return that matches the performance of the Domini 400 Social IndexSM (the "Index"), an index made up of the stocks of 400 companies selected using social and environmental criteria. The Index is composed primarily of large-cap U.S. companies.

     There can be no guarantee that the Portfolio will be able to achieve its investment objective. The investment objective of the Portfolio may be changed without the approval of the Portfolio's investors, but investors will be given notice at least 30 days before any change is implemented.

INVESTMENT STRATEGIES

                         PRIMARY INVESTMENT STRATEGIES

     The Portfolio seeks to match the composition of the Index as closely as possible. The Portfolio typically invests in all 400 stocks included in the Index, in approximately the same proportion as they are found in the Index. This is known as a full replication strategy.

     The Portfolio has a policy to invest, under normal circumstances, at least 80% of its assets in securities of companies included in the Index and related investments with similar economic characteristics. The Portfolio will provide its investors with at least 60 days' prior notice of any change in this 80% policy.

     Although an investor cannot invest directly in an index, an index mutual fund provides an investor the opportunity to invest in a portfolio that tracks an index.

                        SOCIALLY RESPONSIBLE INVESTING

     In addition to traditional financial considerations, socially responsible investors factor social and environmental criteria into their investment decisions. They believe that this helps to encourage greater corporate responsibility, and may also help to identify companies that are good long-term investments because enlightened management may be better able to meet the future needs of society and the environment. In addition, in the course of seeking financial gain for themselves, socially responsible investors look for opportunities to use their investments to improve the lives of others.

     Typically, socially responsible investors seek to invest in corporations and other issuers with positive qualities, such as a responsible environmental record or strong employee relations. They seek to avoid companies that manufacture products, or employ practices, that they believe have harmful effects on society or the natural environment.


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     At Domini Social Investments ("Domini"), in addition to applying social and environmental criteria to all of our investments, we work with companies to improve their social and environmental performance and file shareholder resolutions on these issues when appropriate. In addition, we vote company proxies in a manner consistent with our social and environmental criteria. In 1999, we became the first mutual fund manager in the U.S. to publicly disclose its votes. In 2001, Domini Social Investments petitioned the Securities and Exchange Commission (the "SEC") for the rule that now requires all mutual funds to disclose their proxy votes and policies.

THE SOCIAL AND ENVIRONMENTAL CRITERIA APPLIED TO THE PORTFOLIO

     The Portfolio seeks to avoid securities of corporations that manufacture tobacco products or alcoholic beverages, derive revenues from gambling enterprises, or have a direct ownership share in, or operate, nuclear power plants. The Portfolio also seeks to avoid investment in firearms manufacturers and major military contractors.

     Once a company has passed the set of exclusionary criteria described above, it is subjected to a range of qualitative factors designed to measure the quality of its relations with its various stakeholders, including employees, consumers, communities, and the natural environment.

     Domini considers the following criteria when evaluating companies for possible investment and may exclude companies based on poor performance in these areas:

o CITIZENSHIP -- the company's record with regard to its charitable activities and its community relations in general, including its relations with indigenous people.

o DIVERSITY -- the company's record with regard to the hiring and promotion of women and minorities, particularly to management positions and the board of directors, including the company's record with respect to the availability of benefit programs that address work/family concerns, innovative hiring programs for the disabled, and progressive policies toward gays and lesbians.

o EMPLOYEE RELATIONS -- the company's record with regard to labor matters, workplace safety, employee benefit programs, and meaningful participation in profits.

o ENVIRONMENTAL PERFORMANCE -- the company's record with regard to fines or penalties, waste disposal, toxic emissions, efforts in waste reduction and emissions reduction, recycling, and environmentally beneficial fuels, products, and services.

o PRODUCT-RELATED ISSUES -- the company's record with regard to product safety, marketing practices, and commitment to quality.

Domini may, at its discretion, choose to apply additional criteria, or to modify the application of the criteria listed above, to the Portfolio at any time, without shareholder approval. This will impact the types of investments held by the Portfolio, and may cause certain companies or industries to be dropped from or added to the Portfolio's investment portfolio.


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                             ABOUT INDEX INVESTING

DESCRIPTION OF AN INDEX

     An index is an unmanaged group of stocks selected to measure the behavior of the market, or some portion of it. The Standard & Poor's 500 Index (the "S&P 500"), for example, is an index of 500 companies selected to track the performance of the broad market of large-cap U.S. companies. Investors use indexes as benchmarks to measure how their investments are performing in comparison to the market as a whole.

     The Domini 400 Social IndexSM attempts to track the performance of a broad representation of primarily large-cap U.S. companies selected using multiple social and environmental criteria. The Index was created to serve as a benchmark for socially and environmentally conscious investors.

THE DIFFERENCE BETWEEN THE PORTFOLIO AND AN ACTIVELY MANAGED FUND

     The Portfolio uses a passive investment strategy. This means that the Portfolio purchases, holds, and sells stocks based on the composition of the Index rather than on a manager's judgment as to the direction of the market or the merits of any particular stock.

     Unlike index funds, actively managed equity funds buy and sell stocks based on the fund manager's opinion of the financial outlook of segments of the stock market and certain companies in particular. Because index funds use a passive strategy, changes in the portfolio manager generally have less impact on fund performance.

     Index funds provide investors with an opportunity to invest in a portfolio that is specially designed to match the performance of a particular index. Rather than relying on the skills of a particular mutual fund manager, index fund investors purchase, in a sense, a cross-section of the market. Their performance should therefore reflect the segment of the market that their fund is designed to track.

ADVANTAGES OF INDEX INVESTING

     Index investing has become popular because it offers investors a convenient, relatively low-cost, and tax-efficient way to obtain exposure to a broad spectrum of the market. Here are some other advantages:

o INDUSTRY DIVERSIFICATION. Many index funds, including the Portfolio, track an index representing a diverse mix of industries. This structure can help reduce volatility as compared to funds that may focus on a particular industry.

o BENCHMARK COMPARABILITY. Index funds typically match the performance of their particular benchmarks more closely than comparable actively managed funds. The Portfolio seeks to match the performance of the Domini 400 Social Index.SM

o TAX EFFICIENCY. Turnover rate refers to the volume of buying and selling of stocks by a fund. The turnover rate of index funds tends to be much lower than the average actively managed mutual fund. Depending on an investor's particular tax situation, a low turnover rate may produce fewer taxable capital gains.



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                         THE DOMINI 400 SOCIAL INDEXSM

     The Domini 400 Social IndexSM was the first index constructed according to social and environmental criteria. It was created and launched in May 1990 by the social research firm of KLD Research & Analytics, Inc. ("KLD") in order to serve as a benchmark for socially responsible investors and to determine how the application of social and environmental criteria affects financial performance. The Portfolio was launched in 1991 to provide investors with an opportunity to invest in a portfolio based on the Index. "Domini 400 Social Index" is a service mark of KLD and is used under license. KLD is the owner of the Index but is not the manager of the Portfolio. The Index is maintained by KLD. It is composed of the common stocks of 400 companies selected according to a broad range of social and environmental criteria.

CONSTRUCTION OF THE DOMINI 400 SOCIAL INDEXSM

     To construct the Index, KLD first applied to the S&P 500 a number of traditional social screens. Roughly half of the S&P 500 companies qualified for the Index in this initial screening process. Approximately 150 non-S&P 500 companies were then added with two goals in mind. One goal was to obtain a broad representation of industries, so that the Index would more accurately reflect the market available to the socially responsible investor. Another goal was to identify companies that are particularly strong models of corporate behavior. A variety of financial factors, such as solvency, industry and sector diversification, and market capitalization, are also considered in evaluating companies for addition to the Index.

     KLD maintains an extensive database of corporate accountability information on more than 3,000 publicly traded companies.

SELECTION OF THE PORTFOLIO'S LARGEST HOLDINGS

     Like the S&P 500, the Domini 400 Social IndexSM is "market capitalization-weighted." Market capitalization is a measure of the value of a publicly traded company. It is calculated by multiplying the total number of outstanding shares of company stock by the price per share.

     The Portfolio's investment portfolio is also market capitalization-weighted. For example, assume that the total market value of Company A's shares is twice the total market value of Company B's shares. The Portfolio's investment portfolio is structured so that its investment in Company A will be twice the value of its investment in Company B. The Portfolio's top ten holdings therefore are simply the ten companies with the highest market value in the Index.

     Because it seeks to duplicate the Index as closely as possible, the Portfolio will attempt to have a correlation between the weightings of the stocks it holds in its portfolio and the weightings of the stocks in the Index of 0.95 or better. A figure of 1.0 would indicate a perfect correlation.

MAINTENANCE OF THE DOMINI 400 SOCIAL INDEXSM

     The Index is maintained using a "buy and hold" strategy. Generally speaking, this means that companies that are in the Index stay in the Index for a long time. A company will not be removed because its stock has not been performing well unless in KLD's opinion the company is no longer financially viable. Sometimes a company is removed from the Index because it has been acquired by another company. Sometimes a company may split into two companies and only one of the surviving companies is selected to stay in the Index (because the Index is maintained to consist of exactly 400 companies at all times).


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     Occasionally, a company may also be removed from the Index because its social profile has deteriorated or due to its inadequate response to a significant controversy. When a company is removed from the Index, it is replaced with another company. In the selection process, among other factors, KLD considers the size of the company, the industry it is in, and its social profile.

CERTAIN COMPANIES IN THE DOMINI 400 SOCIAL INDEXSM

     The social and environmental criteria applied to the Index are designed to reflect those most widely used by socially responsible investors. However, an investor may find that some companies in the Index do not reflect its social or environmental standards. An investor may wish to review a list of companies in the Portfolio's investment portfolio to decide if they meet its standards. The complete list is available in the Portfolio's Annual and Semi-Annual Reports. To obtain copies of these reports free of charge, call 1-800-217-0017.

     No company is a perfect model of social or environmental responsibility. Each year, the Portfolio uses its voice as a shareholder to encourage companies to improve their social and environmental records by voting proxies, writing letters, engaging management in dialogue, and filing shareholder resolutions.

SUITABILITY

     The Portfolio may be appropriate for an investor that is seeking long-term growth and is looking for an efficient way to invest in the broad U.S. stock market.

     Please note that although the Portfolio's investment portfolio holds a broad cross-section of the U.S. stock market, it should not be considered a balanced investment program because it only holds stocks. In addition, the Portfolio should be considered a long-term investment and is not appropriate for short-term trading purposes.

     If an investor depends on its investments for current income, or would find it a financial hardship to wait out periods of stock market volatility, the Portfolio may not be appropriate for that investor.

PRIMARY RISKS

o GENERAL. There can be no guarantee that the Portfolio will be able to achieve its investment objective. The investment objective of the Portfolio may be changed without the approval of the Portfolio's investors, but investors will be given notice at least 30 days before any change is implemented. Management currently has no intention to change the Portfolio's investment objective.

o MARKET RISK. The Portfolio's total return, like the stock market in general, will fluctuate widely. An investor could lose money by investing in the Portfolio over short or long periods of time. An investment in the Portfolio is not a bank deposit and is not insured or guaranteed.

o LARGE-CAPITALIZATION COMPANIES. The Portfolio invests primarily in the stocks of large-cap companies. As of September 30, 2004, the market capitalization of the companies included in the Domini 400 Social IndexSM ranged from $14.7 million to $300.3 billion. Large-cap stocks tend to go through cycles when they do better, or worse, than other asset classes or the stock market overall. The performance of an investment will generally follow these market trends. Because the Index is weighted by market capitalization, a few large companies represent a relatively large percentage of the Index. Should the value of one or more of these stocks decline significantly, it could negatively affect the Portfolio's performance.

o INDEXING. The Portfolio will continue to invest in the Index, regardless of how the Index is performing. It will not shift its concentration from

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     one industry to another, or from stocks to bonds or cash, in order to defend against a falling or stagnant stock market. If the Index is heavily weighted in a single industry or sector, the Portfolio will be heavily invested in that industry or sector, and as a result can be affected more positively or negatively by developments in that industry or sector than would be another mutual fund whose investments are not restricted to the securities in the Index. Also, the Portfolio's ability to match the performance of the Index may be affected by a number of factors, including Portfolio operating expenses and transaction costs, inflows and outflows of cash from the Portfolio, and imperfect correlation between the Portfolio's holdings and those in the Index.

o SOCIALLY RESPONSIBLE INVESTING. The Portfolio's investment portfolio is subject to multiple social and environmental criteria. As a result, Portfolio management may pass up opportunities to buy certain securities when it is otherwise advantageous to do so, or may sell certain securities for social or environmental reasons when it is otherwise disadvantageous to do so.

ADDITIONAL INVESTMENT STRATEGIES, RISK, AND PORTFOLIO HOLDINGS INFORMATION

TEMPORARY INVESTMENTS

     The Portfolio may temporarily use a different investment strategy for defensive purposes in response to extraordinary market conditions, economic factors, or other occurrences. This may adversely affect the Portfolio's performance. Investors should note, however, that the Portfolio has not used a different investment strategy for defensive purposes in the past and may decide not to do so in the future -- even in the event of deteriorating market conditions.

CASH RESERVES

     Although the Portfolio seeks to be fully invested at all times, it keeps a small percentage of its assets in cash or cash equivalents. These reserves provide the Portfolio with flexibility to meet redemptions and expenses, and to readjust its portfolio holdings. The Portfolio may hold these cash reserves uninvested or may invest them in high quality, short-term debt securities issued by agencies or instrumentalities of the U.S. government, bankers' acceptances, commercial paper, certificates of deposit, bank deposits, or repurchase agreements. The issuers of these securities must satisfy certain social criteria.

SECURITIES LENDING

     Consistent with applicable regulatory policies, including those of the Board of Governors of the Federal Reserve System and the SEC, the Portfolio may make loans of its securities to member banks of the Federal Reserve System and to broker-dealers. These loans would be required to be secured continuously by collateral consisting of securities, cash, or cash equivalents maintained on a current basis at an amount at least equal to the market value of the securities loaned. The Portfolio would have the right to terminate a loan and obtain the securities loaned at any time on three days' notice. During the existence of a loan, the Portfolio would continue to collect the equivalent of the dividends paid by the issuer on the securities loaned and would also receive interest on investment of cash collateral. The Portfolio may pay finder's and other fees in connection with securities loans. Loans of securities involve a risk that the borrower may fail to return the securities or may fail to provide additional collateral.

TURNOVER

     The annual portfolio turnover rates of the Portfolio for the fiscal years ended July 31, 2002, 2003, and 2004 were 13%, 8%, and 8%, respectively.


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PORTFOLIO HOLDINGS INFORMATION

     A description of the Portfolio's policies and procedures with respect to the disclosure of the Portfolio's investment portfolio securities is available in Part B of this Registration Statement and at www.domini.com. Currently, disclosure of the Portfolio's holdings is required to be made quarterly within 60 days of the end of each fiscal quarter (currently, each January 31, April 30, July 31, and October 31) in the Annual and Semi-Annual Reports to Portfolio investors and in the quarterly holdings report on Form N-Q. These reports are available on the EDGAR database on the SEC's website, www.sec.gov. In addition, Domini's website contains information about the Portfolio's portfolio holdings, including, as applicable, the security description, the ticker, the security identification number, price per share, par value, interest rate, maturity date, market value, and percentage of total investments updated as of the end of the most recent calendar quarter (i.e., each March 31, June 30, September 30, and December 31). This information is provided on the website with a lag of at least 30 days and will be available until updated for the next calendar quarter. To find this information, please visit www.domini.com/Institutional -Services/Domini-Institutional-Social-Equity-Fund/Portfolio/index.htm and follow the link to view portfolio holdings at the bottom of the page.

     The Portfolio is not required to use every investment technique or strategy listed in this Part A or in Part B to this Registration Statement.

     FOR ADDITIONAL INFORMATION about the Portfolio's investment strategies and risks, see Part B to this Registration Statement.

Item 5.  Management, Organization, and Capital Structure.

INVESTMENT MANAGERS

INVESTMENT MANAGER

     Domini Social Investments LLC ("Domini" or the "Manager"), 536 Broadway, 7th Floor, New York, New York 10012, has been managing money since November 1997 and as of September 30, 2004, managed more than $1.8 billion in assets for individual and institutional investors who are working to create positive change in society by using social and environmental criteria in their investment decisions. Domini provides the Portfolio with investment supervisory services, overall operational support, and administrative services.

INVESTMENT SUBMANAGER

     SSgA Funds Management, Inc. ("SSgA" or the "Submanager"), with its main offices at State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111, provides investment submanagement services to the Portfolio pursuant to a Submanagement Agreement with Domini. SSgA had approximately $97.9 billion in assets under management as of September 30, 2004, including $7.1 billion in assets for which SSgA acts as a submanager. SSgA and its affiliated companies managed over $866.0 billion in index fund assets and over $93.7 billion in socially responsible assets as of September 30, 2004. SSgA implements the daily transactions necessary to maintain the proper correlation between the Portfolio's investment portfolio and the Domini 400 Social Index.SM SSgA does not determine the composition of the Index. The Index's composition is determined by KLD Research & Analytics, Inc.

MANAGEMENT FEES

     For the services Domini and the Submanager provided to the Portfolio during the fiscal year ended July 31, 2004, they received a total of 0.20% of the average daily net assets of the Portfolio, after waivers.


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CAPITAL STOCK

     Investments in the Portfolio have no preemptive or conversion rights and are fully paid and nonassessable, except as set forth below. The Portfolio is not required and has no current intention to hold annual meetings of investors, but the Portfolio will hold special meetings of investors when in the judgment of the Trustees it is necessary or desirable to submit matters for an investor vote. Upon liquidation of the Portfolio, investors would be entitled to share pro rata in the net assets of the Portfolio available for distribution to investors.

     The Portfolio is organized as a trust under the laws of the State of New York. Under the Declaration of Trust, the Trustees are authorized to issue beneficial interests in the Portfolio. Each investor is entitled to a vote in proportion to the amount of its investment in the Portfolio. Investments in the Portfolio may not be transferred, but an investor may withdraw all or any portion of his investment at any time at net asset value. Investors in the Portfolio (e.g., other investment companies, insurance company separate accounts, and common and commingled trust funds) will each be liable for all obligations of the Portfolio. However, the risk of an investor in the Portfolio incurring financial loss on account of such liability is limited to circumstances in which both inadequate insurance existed and the Portfolio itself was unable to meet its obligations.

Item 6.  Investor Information.

HOW NET ASSET VALUE IS CALCULATED

     The net asset value of the Portfolio is determined each day on which the New York Stock Exchange (the "NYSE") is open for trading ("Portfolio Business Day") (and on such other days as are deemed necessary in order to comply with Rule 22c-1 under the Investment Company Act of 1940, as amended (the "1940 Act")). This determination is made once during each Portfolio Business Day as of the close of regular trading of the NYSE, normally 4 pm, Eastern Time. All the net income of the Portfolio, as described below, is allocated pro rata among the investors in the Portfolio at the time of such determination. For this purpose, the net income of the Portfolio (from the time of the immediately preceding determination thereof) shall consist of (a) all income accrued, less the amortization of any premium, on the assets of the Portfolio, less (b) all actual and accrued expenses of the Portfolio determined in accordance with generally accepted accounting principles. Interest income includes discount earned (including both original issue and market discount) on discount paper accrued ratably to the date of maturity and any net realized gains or losses on the assets of the Portfolio.

     Securities listed or traded on national securities exchanges are valued at the last sale price or, if there have been no sales that day, at the mean of the current bid and ask price which represents the current value of the security. Securities listed on the NASDAQ National Market System are valued using the NASDAQ Official Closing Price (the "NOCP"). If an NOCP is not available for a security listed on the NASDAQ National Market System, the security will be valued at the last sale price or, if there have been no sales that day, at the mean of the current bid and ask price. Options and futures contracts are normally valued at the settlement price on the exchange on which they are traded.

     Securities that are primarily traded on foreign exchanges generally are valued at the closing price of such securities on their respective exchanges, except that if Domini or SSgA, as applicable, is of the opinion that such price would result in an inappropriate value for a security, including as a result of an occurrence subsequent to the time a value was so established, then the fair value of that security may be determined by consideration of other factors by or under the direction of the Board of Trustees of the Portfolio or its delegates. In valuing assets, prices denominated in foreign currencies are converted to U.S. dollar equivalents at the current exchange rate.

     Short-term obligations with remaining maturities of less than 60 days are valued at amortized cost, which constitutes fair value as determined by the

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Board of Trustees of the Portfolio. Amortized cost involves valuing an instrument at its original cost to the Portfolio and thereafter assuming a constant amortization to maturity of any discount or premium, regardless of the impact of fluctuating interest rates on the market value of the instrument.

     Portfolio securities (other than short-term obligations with remaining maturities of less than 60 days) for which there are no such quotations or valuations are valued at fair value as determined in good faith by or at the direction of the Portfolio's Board of Trustees. Because the Portfolio invests primarily in the stocks of large-cap U.S. companies that are traded on U.S. exchanges, it is expected that there would be limited circumstances in which the Portfolio would use fair value pricing -- for example, if the exchange on which a portfolio security is principally traded closed early or if trading in a particular security was halted during the day and did not resume prior to the time the Portfolio calculated its net asset value.

     A determination of value used in calculating net asset value must be a fair value determination made in good faith utilizing procedures approved by the Portfolio's Board of Trustees. While no single standard for determining fair value exists, as a general rule, the current fair value of a security would appear to be the amount which the Portfolio could expect to receive upon its current sale. Some, but not necessarily all, of the general factors which may be considered in determining fair value include: (a) the fundamental analytical data relating to the investment, (b) the nature and duration of restrictions on disposition of the securities, and (c) an evaluation of the forces which influence the market in which these securities are purchased and sold. Without limiting or including all of the specific factors which may be considered in determining fair value, some of the specific factors include: type of security, financial statements of the issuer, cost at date of purchase, size of holding, discount from market value, value of unrestricted securities of the same class at the time of purchase, special reports prepared by analysts, information as to any transactions or offers with respect to the security, existence of merger proposals or tender offers affecting the security, price and extent of public trading in similar securities of the issuer or comparable companies, and other relevant matters.

     Interest income on short-term obligations held by the Portfolio is determined on the basis of interest accrued less amortization of premium.

THE PURCHASE AND REDEMPTION OF BENEFICIAL INTERESTS IN THE PORTFOLIO

     Beneficial interests in the Portfolio are issued solely in private placement transactions that do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act. Only investment companies, insurance company separate accounts, common or commingled trust funds, or similar organizations or entities that are "accredited investors" within the meaning of Regulation D under the 1933 Act may invest in the Portfolio. This Registration Statement is not an offer to sell, or the solicitation of an offer to buy, any "security" within the meaning of the 1933 Act.

     An investment in the Portfolio may be made without a sales load. All investments are made at net asset value next determined after an order is received by the Portfolio. The net asset value of the Portfolio is determined on each Portfolio Business Day.

     Since the Portfolio intends to be as fully invested at all times as is reasonably practicable in order to enhance the yield on its assets, investments must be made in federal funds (i.e., monies credited to the account at Investors Bank & Trust Company by a Federal Reserve Bank).

     The Portfolio reserves the right to cease accepting investments at any time or to reject any investment order.

     Subject to limitations of the 1940 Act, the Portfolio may accept securities in exchange for a beneficial interest or an increase in a beneficial interest, as the case may be. The Portfolio will not accept such a security

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unless (a) the security is consistent with the investment objective and policies of the Portfolio and (b) the security is deemed acceptable by the Portfolio's Manager and Submanager. Securities offered in exchange for purchases will be valued in accordance with the usual valuation procedure for the Portfolio.

     An investor in the Portfolio may withdraw all or any portion of its investment at any time at the net asset value next determined after a withdrawal request in proper form is furnished by the investor to the Portfolio. The proceeds of a withdrawal will be paid by the Portfolio in federal funds normally on the Portfolio Business Day the withdrawal is effected, but in any event within seven days. Investments in the Portfolio may not be transferred.

     The right of any investor to receive payment with respect to any withdrawal may be suspended or the payment of the withdrawal proceeds postponed during any period in which the NYSE is closed (other than weekends or holidays) or trading on the NYSE is restricted, or to the extent otherwise permitted by the 1940 Act, or if an emergency exists.

TAX MATTERS

     The Portfolio expects to be treated as a partnership, rather than an association taxable as a corporation, for U.S. federal income tax purposes. Accordingly, under the anticipated method of operation of the Portfolio, the Portfolio should not be subject to any federal income tax and distributions from the Portfolio should not generate any taxable gain to an investor except to the extent that distributions of cash exceed the investor's tax basis in its Portfolio interest. However, each investor in the Portfolio will have to take into account its share (as determined in accordance with the Portfolio's governing instruments) of the Portfolio's ordinary income, gains, losses, deductions, credits, and other items in determining its income tax liability, without regard to whether it has received any distributions from the Portfolio.

     The Portfolio also expects that investors that seek to qualify as regulated investment companies under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), will be able to look to their proportionate share of the assets and gross income of the Portfolio for purposes of determining their compliance with the requirements applicable to such companies. It is intended that the Portfolio's assets, income, and distributions will be managed in such a way that an investor in the Portfolio will be able to satisfy the requirements of Subchapter M of the Code, assuming that the investor invests all of its assets in the Portfolio.

     The foregoing tax discussion is only for an investor's general information, and it does not take into account any special rules applicable to certain investors (such as tax-exempt investors) or a number of special circumstances. Each investor should consult its own tax advisors regarding the tax consequences in its circumstances of an investment in the Portfolio, as well as any state, local, or foreign tax consequence to them of investing in the Portfolio.

Item 7.  Distribution Arrangements.

     The exclusive placement agent for the Portfolio is DSIL Investment Services LLC ("DSILD"), 536 Broadway, 7th Floor, New York, New York 10012. DSILD receives no compensation for serving as the exclusive placement agent for the Portfolio.

                                    PART B

Item 9.  Cover Page and Table of Contents.

     This Part B sets forth information with respect to Domini Social Index Portfolio, an investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"). This Part B includes information that is not necessarily included in Part A to the Registration Statement for the Portfolio and should be used in conjunction with Part A. An investor may obtain a copy of Part A to the Registration Statement by contacting Domini Social Investments at 800-217-0017. This Part B incorporates by reference the financial statements described under Item 21. These financial statements can be found the Portfolio's Annual Report and Semi-Annual Report to Shareholders. The date of this Part B and Part A to the Registration Statement for the Portfolio is November 24, 2004.



TABLE OF CONTENTS                                                          Page

Portfolio History..........................................................B-2
Description of the Portfolio and Its Investments and Risks.................B-2
Management of the Portfolio................................................B-9
Control Persons and Principal Holders of Securities........................B-18
Investment Advisory and Other Services.....................................B-18
Brokerage Allocation and Other Practices...................................B-20
Capital Stock and Other Securities.........................................B-21
Purchase, Redemption, and Pricing of Securities............................B-22
Taxation of the Portfolio..................................................B-24
Underwriters...............................................................B-24
Calculations of Performance Data...........................................B-25
Financial Statements.......................................................B-25
Appendix A - Proxy Voting Policies and Procedures..........................B-26

Item 10.  Portfolio History.

     Domini Social Index Portfolio (the "Portfolio") was organized as a trust under the laws of the State of New York on June 7, 1989.

Item 11.  Description of the Portfolio and Its Investments and Risks.

     The investment objective of the Portfolio is to provide its investors with long-term total return which matches the performance of the Domini 400 Social IndexSM (the "Index").

     The investment objective of the Portfolio may be changed without the approval of the investors in the Portfolio, but not without written notice thereof to the investors in the Portfolio 30 days prior to implementing the change. There can, of course, be no assurance that the investment objective of the Portfolio will be achieved.

     The Portfolio may, but need not, invest in any or all of the investments and utilize any or all of the investment techniques described below and in Part A to this Registration Statement. The selection of investments and the utilization of investment techniques depend on, among other things, the investment strategies of Domini Social Investments LLC, the investment manager and administrative services provider of the Portfolio ("Domini" or the "Manager"), and SSgA Funds Management, Inc., the Portfolio's investment submanager ("SSgA" or the "Submanager"), conditions and trends in the economy and financial markets, and investments being available on terms that, in the Manager's or Submanager's opinion, make economic sense. The Submanager manages the investments of the Portfolio from day to day in accordance with the Portfolio's investment objective and policies. KLD Research & Analytics, Inc. ("KLD") determines the composition of the Index. Domini 400 Social IndexSM is a service mark of KLD which is licensed to Domini with the consent of Amy L. Domini (with regard to the word "Domini"). KLD is the owner of the Index but is not the manager of the Portfolio. Pursuant to agreements among KLD, Domini, Amy
L. Domini, and the Portfolio, the Portfolio may be required to discontinue the use KLD's service mark if (a) Domini ceases to be the Manager of the Portfolio,
(b) Ms. Domini or Domini withdraws her or its consent to the use of the word "Domini," or (c) the license agreement between KLD and Domini is terminated.

     The Portfolio is not sponsored, endorsed, sold, or promoted by KLD. KLD makes no representation or warranty, express or implied, to the investors in the Portfolio or any member of the public regarding the advisability of investing in securities generally or in the Portfolio particularly. KLD has no obligation to take the needs of Domini Social Investments LLC or the investors in the Portfolio into consideration in determining, composing, or calculating the Domini 400 Social Index. KLD is not responsible for and has not participated in the management of the Portfolio or the placement of interests in the Portfolio. KLD has no obligation or liability in connection with the administration, marketing, or trading of the Portfolio.

     KLD DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOMINI 400 SOCIAL INDEX OR ANY DATA INCLUDED THEREIN, AND KLD SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. KLD MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY DOMINI SOCIAL INVESTMENTS LLC, INVESTORS IN THE PORTFOLIO, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOMINI 400 SOCIAL INDEX OR ANY DATA INCLUDED THEREIN. KLD MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOMINI 400 SOCIAL INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL KLD HAVE ANY LIABILITY FOR ANY SPECIAL PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

     The following supplements the information concerning the Portfolio's investment policies contained in Part A to this Registration Statement and should only be read in conjunction therewith.

     INDEX INVESTING: The Portfolio is not managed in the traditional investment sense, since changes in the composition of its securities holdings are made in order to track the changes in the composition of securities included in the Index. Moreover, inclusion of a stock in the Index does not imply an opinion by KLD, the Manager, or the Submanager as to the merits of that specific stock as an investment. Because the Portfolio seeks to track, rather than exceed the performance of a particular index, investors should not expect to achieve the potentially greater results that could be obtained by a fund that aggressively seeks growth. However, KLD and the Manager believe that enterprises which exhibit a social awareness, based on the criteria described in Part A to this Registration Statement, should be better prepared to meet future societal needs for goods and services and may also be less likely to incur certain legal liabilities that may be incurred when a product or service is determined to be harmful, and that such enterprises should over the longer term be able to provide a positive return to investors.

     The Portfolio intends to readjust its securities holdings periodically such that those holdings will correspond, to the extent reasonably practicable, to the Index both in terms of composition and weighting. The timing and extent of adjustments in the holdings of the Portfolio, and the extent of the correlation of the holdings of the Portfolio with the Index, will reflect the Submanager's judgment as to the appropriate balance between the goal of correlating the holdings of the Portfolio with the composition of the Index, and the goals of minimizing transaction costs and keeping sufficient reserves available for anticipated redemptions of interests in the Portfolio. To the extent practicable, the Portfolio will seek a correlation between the weightings of securities held by the Portfolio and the weightings of the securities in the Index of 0.95 or better. A figure of 1.0 would indicate a perfect correlation. To the extent practicable, the Portfolio will attempt to be fully invested.

     The Board of Trustees will receive and review, at least quarterly, a report prepared by the Submanager comparing the performance of the Portfolio with that of the Index, and comparing the composition and weighting of the Portfolio's holdings with those of the Index. The Trustees will consider what action, if any, should be taken in the event of a significant variation between the performance of the Portfolio and that of the Index, or between the composition and weighting of the Portfolio's securities holdings with those of the stocks comprising the Index. If the correlation between the weightings of securities held by the Portfolio and the weightings of the stocks in the Index falls below 0.95, the Board of Trustees will review with the Submanager methods for increasing such correlation, such as through adjustments in securities holdings of the Portfolio.

     In selecting stocks for inclusion in the Index, KLD evaluated, in accordance with the social criteria described in Part A to this Registration Statement, each of the companies the stocks of which comprise the Standard & Poor's 500 Index (the "S&P 500"). If a company whose stock was included in the S&P 500 met KLD's social criteria and met KLD's further criteria for industry diversification, financial solvency, market capitalization, and minimal portfolio turnover, it was included in the Index. As of July 31, 2004, of the 500 companies whose stocks comprised the S&P 500, approximately 49% were included in the Index. The remaining stocks comprising the Index (i.e., those which are not included in the S&P 500) were selected based upon KLD's evaluation of the social criteria described in Part A to this Registration Statement, as well as upon KLD's criteria for industry diversification, financial solvency, market capitalization, and minimal portfolio turnover. A company which is not included in the S&P 500 may be included in the Index primarily in order to afford representation to an industry sector which would otherwise be under-represented in the Index. Because of the social criteria applied in the selection of stocks comprising the Index, industry sector weighting in the Index may vary materially from the industry weightings in other stock indexes, including the S&P 500, and certain industry sectors will be excluded altogether. KLD may exclude from the Index stocks issued by companies which are in bankruptcy or whose bankruptcy KLD believes may be imminent. KLD may also remove from the Index stocks issued by companies which no longer meet its investment criteria.

     The weightings of stocks in the Index are based on each stock's relative total market capitalization (i.e., market price per share times the number of shares outstanding). Because of this weighting, as of July 31, 2004, approximately 27.77% and 41.77% of the Index was composed of the 10 largest and 20 largest companies, respectively, in the Index.

     The component stocks of the S&P 500 are chosen by Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. ("S&P"), solely with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the New York Stock Exchange (the "NYSE") common stock population, taken as the assumed model for the composition of the total market. Since some industries are characterized by companies of relatively small stock capitalization, the S&P 500 does not comprise the 500 largest companies listed on the NYSE. Not all stocks included in the S&P 500 are listed on the NYSE. Inclusion of a stock in the S&P 500 in no way implies an opinion by S&P as to its attractiveness as an investment, nor is S&P a sponsor of or otherwise affiliated with the Portfolio.

     CONCENTRATION: It is a fundamental policy of the Portfolio that it may not invest more than 25% of its total assets in any one industry, although the Portfolio may and would invest more than 25% of its assets in an industry if stocks in that industry were to comprise more than 25% of the Index. Based on the current composition of the Index, this is considered highly unlikely. If the Portfolio were to concentrate its investments in a single industry, the Portfolio would be more susceptible to any single economic, political, or regulatory occurrence than would be another investment company which was not so concentrated.

     ILLIQUID INVESTMENTS: The Portfolio may invest up to 15% of its net assets in illiquid securities, or securities for which there is no readily available market. The absence of a trading market may make it difficult to establish a market value for illiquid securities. It may be difficult or impossible for the Portfolio to sell illiquid securities at the desired time and at an acceptable price.

     RULE 144A SECURITIES: The Portfolio may invest in certain restricted securities ("Rule 144A securities") for which there is a secondary market of qualified institutional buyers, as defined in Rule 144A under the Securities Act of 1933, as amended (the "1933 Act"). Rule 144A provides an exemption from the registration requirements of the 1933 Act for the resale of certain restricted securities to qualified institutional buyers. The Portfolio has no current intention to invest in these securities.

     One effect of Rule 144A is that certain restricted securities may now be liquid, though there is no assurance that a liquid market for Rule 144A securities will develop or be maintained. In promulgating Rule 144A, the SEC stated that the ultimate responsibility for liquidity determinations is that of an investment company's board of directors. However, the SEC stated that the board may delegate the day-to-day function of determining liquidity to the fund's investment adviser, provided that the board retains sufficient oversight.

     To the extent that liquid Rule 144A securities that the Portfolio holds become illiquid, due to the lack of sufficient qualified institutional buyers or market or other conditions, the percentage of the Portfolio's assets invested in illiquid assets would increase. The Manager and the Submanager will monitor the Portfolio's investments in Rule 144A securities and will consider appropriate measures to enable the Portfolio to maintain sufficient liquidity for operating purposes and to meet redemption requests.

     REPURCHASE AGREEMENTS: The Portfolio may invest in repurchase agreements that are fully collateralized by securities in which the Portfolio may otherwise invest. A repurchase agreement involves the purchase of a security that must later be sold back to the seller (which is usually a member bank of the U.S. Federal Reserve System or a member firm of the NYSE (or a subsidiary thereof)) at an agreed time (usually not more than seven days from the date of purchase) and price. The resale price reflects the purchase price plus an agreed-upon market rate of interest. Under the 1940 Act, repurchase agreements may be considered to be loans by the buyer. If the seller defaults, the underlying security constitutes collateral for the seller's obligation to pay although the Portfolio may incur certain costs in liquidating this collateral and in certain cases may not be permitted to liquidate this collateral. In the event of the bankruptcy of the other party to a repurchase agreement, the Portfolio could experience delays in recovering either the securities or cash. To the extent that, in the meantime, the value of the securities purchased has decreased, the Portfolio could experience a loss.

     NON-U.S. INVESTMENTS: The Portfolio may invest in stocks of foreign issuers included in the Index (provided that the stocks are traded in the United States in the form of American Depositary Receipts, as described below, or similar instruments the market for which is denominated in United States dollars). Investments in foreign securities involve risks relating to political, social, and economic developments abroad, as well as risks resulting from the differences between the regulations to which U.S. and foreign issuers and markets are subject. In the event unforeseen exchange controls or foreign withholding taxes are imposed with respect to any of the Portfolio's investments, the effect may be to reduce the income received by the Portfolio on such investments.

     The Portfolio may hold securities of non-U.S. issuers in the form of American Depositary Receipts ("ADRs"). Generally, ADRs in registered form are designed for use in U.S. securities markets. ADRs are denominated in U.S. dollars and represent an interest in the right to receive securities of non-U.S. issuers deposited in a U.S. bank or correspondent bank. ADRs do not eliminate all the risk inherent in investing in the securities of non-U.S. issuers. However, by investing in ADRs rather than directly in equity securities of non-U.S. issuers, the Portfolio will avoid currency risks during the settlement period for either purchases or sales. For purposes of the Portfolio's investment policies, investments in ADRs and similar instruments will be deemed to be investments in the underlying equity securities of non-U.S. issuers. The Portfolio may acquire depositary receipts from banks that do not have a contractual relationship with the issuer of the security underlying the depositary receipt to issue and secure such depositary receipt. To the extent the Portfolio invests in such unsponsored depositary receipts there may be an increased possibility that the Portfolio may not become aware of events affecting the underlying security and thus the value of the related depositary receipt. In addition, certain benefits (i.e., rights offerings) which may be associated with the security underlying the depositary receipt may not inure to the benefit of the holder of such depositary receipt.

     LOANS OF SECURITIES: Consistent with applicable regulatory policies, including those of the Board of Governors of the Federal Reserve System and the SEC, the Portfolio may make loans of its securities to brokers, dealers, or other financial institutions, provided that (a) the loan is secured continuously by collateral, consisting of securities, cash, or cash equivalents, which is marked to the market daily to ensure that each loan is fully collateralized at all times, (b) the Portfolio may at any time call the loan and obtain the return of the securities loaned within three business days,
(c) the Portfolio will receive any interest or dividends paid on the securities loaned, and (d) the aggregate market value of securities loaned will not at any time exceed 30% of the total assets of the Portfolio.

     The Portfolio will earn income for lending its securities either in the form of fees received from the borrower of the securities or in connection with the investment of cash collateral in short-term money market instruments. Loans of securities involve a risk that the borrower may fail to return the securities or may fail to provide additional collateral.

     In connection with lending securities, the Portfolio may pay reasonable finder's, administrative, and custodial fees. No such fees will be paid to any person if it or any of its affiliates is affiliated with the Portfolio, the Manager, or the Submanager.

     OPTIONS ON SECURITIES: Although it has no current intention to do so, the Portfolio may in the future enter into certain transactions in stock options for the purpose of hedging against possible increases in the value of securities which are expected to be purchased by the Portfolio or possible declines in the value of securities which are expected to be sold by the Portfolio. Generally, the Portfolio would only enter into such transactions on a short-term basis pending readjustment of its holdings of underlying stocks.

     The purchase of an option on an equity security provides the holder with the right, but not the obligation, to purchase the underlying security, in the case of a call option, or to sell the underlying security, in the case of a put option, for a fixed price at any time up to a stated expiration date. The holder is required to pay a non-refundable premium, which represents the purchase price of the option. The holder of an option can lose the entire amount of the premium, plus related transaction costs, but not more. Upon exercise of the option, the holder is required to pay the purchase price of the underlying security in the case of a call option, or deliver the security in return for the purchase price in the case of a put option.

     Prior to exercise or expiration, an option position may be terminated only by entering into a closing purchase or sale transaction. This requires a secondary market on the exchange on which the position was originally established. While the Portfolio would establish an option position only if there appears to be a liquid secondary market therefor, there can be no assurance that such a market will exist for any particular option contract at any specific time. In that event, it may not be possible to close out a position held by the Portfolio, and the Portfolio could be required to purchase or sell the instrument underlying an option, make or receive a cash settlement, or meet ongoing variation margin requirements. The inability to close out option positions also could have an adverse impact on the Portfolio's ability effectively to hedge its portfolio.

     Transactions by the Portfolio in options on securities will be subject to limitations established by each of the exchanges, boards of trade, or other trading facilities governing the maximum number of options in each class which may be written or purchased by a single investor or group of investors acting in concert. Thus, the number of options which the Portfolio may write or purchase may be affected by options written or purchased by other investment advisory clients of Domini or the Submanager. An exchange, board of trade, or other trading facility may order the liquidations of positions found to be in excess of these limits, and it may impose certain other sanctions.

     SHORT SALES: Although it has no current intention to do so, the Portfolio may make short sales of securities or maintain a short position, if at all times when a short position is open the Portfolio owns an equal amount of such securities, or securities convertible into such securities.

     CASH RESERVES: The Portfolio may invest cash reserves in short-term debt securities (i.e., securities having a remaining maturity of one year or less) issued by agencies or instrumentalities of the United States government, bankers' acceptances, commercial paper, certificates of deposit, bank deposits, or repurchase agreements, provided that the issuer satisfies certain social criteria. The Portfolio does not currently intend to invest in direct obligations of the United States government. Short-term debt securities purchased by the Portfolio will be rated at least P-1 by Moody's Investors Service, Inc. or A-1+ or A-1 by S&P or, if not rated, determined to be of comparable quality by the Portfolio's Board of Trustees. The Portfolio's policy is to hold its assets in such securities pending readjustment of its portfolio holdings of stocks comprising the Index and in order to meet anticipated requests for withdrawals.

                           -------------------------

     The approval of the investors in the Portfolio is not required to change the investment objective or any of the non-fundamental investment policies discussed above, including those concerning security transactions.

INVESTMENT RESTRICTIONS

     FUNDAMENTAL RESTRICTIONS: The Portfolio has adopted the following policies which may not be changed without approval by holders of a "majority of the outstanding voting securities" (as defined in the 1940 Act) of the Portfolio, which as used in this Part B means the vote of the lesser of (i) 67% or more of the voting power of the interests in the Portfolio present at a meeting, if the holders of more than 50% of the voting power of the interests in the Portfolio are present or represented by proxy, or (ii) more than 50% of the voting power of the interests in the Portfolio.

     The Portfolio may not:

     (1) make loans to other persons if such loans are prohibited by the 1940 Act or the rules and regulations promulgated thereunder;

     (2) borrow money if such borrowing is specifically prohibited by the 1940 Act or the rules and regulations promulgated thereunder;

     (3) invest more than 25% of its assets in any one industry except that (a) all or any portion of the assets of the Portfolio may be invested in one or more investment companies, to the extent not prohibited by the 1940 Act, the rules and regulations thereunder, and exemptive orders granted under such Act, and (b) if an investment objective or strategy of the Portfolio is to match the performance of an index and the stocks in a single industry comprise more than 25% of such index, the Portfolio may invest more than 25% of its assets in that industry;

     (4) purchase or sell real estate or interests in oil, gas or mineral leases in the ordinary course of business (the Portfolio reserves the freedom of action to hold and to sell real estate acquired as the result of the ownership of securities by the Portfolio);

     (5) purchase or sell commodities or commodities contracts in the ordinary course of business (the foregoing shall not preclude the Portfolio from purchasing or selling futures contracts or options thereon);

     (6) underwrite securities issued by other persons, except that all or any portion of the assets of the Portfolio may be invested in one or more investment companies, to the extent not prohibited by the 1940 Act, the rules and regulations thereunder, and exemptive orders granted under such Act, and except insofar as the Portfolio may technically be deemed an underwriter under the 1933 Act, in selling a security; or

     (7) issue any senior security (as that term is defined in the 1940 Act) if such issuance is specifically prohibited by the 1940 Act or the rules and regulations promulgated thereunder.

     In addition, as a matter of fundamental policy, the Portfolio will invest all of its investable assets in (a) securities and instruments that meet social criteria, (b) one or more investment companies that apply social criteria in selecting securities and instruments, (c) cash, and (d) any combination of the foregoing.

     NON-FUNDAMENTAL RESTRICTIONS: The following policies are not fundamental and may be changed by the Portfolio without the approval of its investors. The Portfolio will not, as a matter of operating policy:

     (1) purchase puts, calls, straddles, spreads, and any combination thereof if the value of its aggregate investment in such securities will exceed 5% of the Portfolio's total assets at the time of such purchase;

     (2) invest more than 15% of its net assets in illiquid securities, except that the Portfolio may invest all or any portion of its assets in one or more investment companies, to the extent not prohibited by the 1940 Act or the rules and regulations thereunder;

     (3) as to 75% of its total assets, purchase securities of any issuer if such purchase at the time thereof would cause more than 5% of the Portfolio's total assets (taken at market value) to be invested in the securities of such issuer (other than securities or obligations issued or guaranteed by the (a) United States, (b) any state or political subdivision thereof, (c) any political subdivision of any such state, or (d) any agency or instrumentality of the United States, any state or political subdivision thereof, or any political subdivision of any such state), provided that, for purposes of this restriction, (i) the issuer of an option or futures contract shall not be deemed to be the issuer of the security or securities underlying such contract and (ii) the Portfolio may invest all or any portion of its assets in one or more investment companies to the extent not prohibited by the 1940 Act, the rules and regulations thereunder, and exemptive orders granted under such Act; or

     (4) as to 75% of its total assets, purchase securities of any issuer if such purchase at the time thereof would cause more than 10% of the voting securities of such issuer to be held by the Portfolio, provided that, for purposes of this restriction, (a) the issuer of an option or futures contract shall not be deemed to be the issuer of the security or securities underlying such contract and (b) the Portfolio may invest all or any portion of its assets in one or more investment companies to the extent not prohibited by the 1940 Act, the rules and regulations thereunder, and exemptive orders granted under such Act.

     In addition, as a non-fundamental policy, the Portfolio will, under normal circumstances and as a matter of operating policy, invest at least 80% of its assets in securities of companies included in the Domini 400 Social IndexSM and related investments with similar economic characteristics. Holders of beneficial interests in the Portfolio will be provided with at least 60 days' prior notice of any change in the non-fundamental policy set forth in this paragraph.

     PERCENTAGE AND RATING RESTRICTIONS: If a percentage restriction or rating restriction on investment or utilization of assets set forth above or referred to in Part A is adhered to at the time an investment is made or assets are so utilized, a subsequent change in circumstances or a later change in the rating of a security held by the Portfolio will not be considered a violation of policy; provided that if at any time the ratio of borrowings of the Portfolio to the net asset value of the Portfolio exceeds the ratio permitted by Section 18(f) of the 1940 Act, the Portfolio will take the corrective action required by Section 18(f).

PORTFOLIO HOLDINGS INFORMATION

     Domini and the Portfolio maintain portfolio holdings disclosure policies that govern the timing and circumstances of disclosure to shareholders and third parties of information regarding the portfolio investments held by the Portfolio. These portfolio holdings disclosure policies have been approved by the Board of Trustees of the Portfolio.

     Disclosure of the Portfolio's complete holdings is required to be made quarterly within 60 days of the end of each fiscal quarter (currently, each January 31, April 30, July 31, and October 31) in the Annual Report and Semi-Annual Report to Portfolio investors and in the quarterly holdings report on Form N-Q. These reports are available, free of charge, on the EDGAR database on the SEC's website at www.sec.gov. In addition, Domini's website (www.domini.com) contains information about the Portfolio's complete portfolio holdings, including, as applicable, the security description, the ticker, the security identification number, price per share, par value, interest rate, maturity date, market value, and percentage of total investments updated as of the end of the most recent calendar quarter (i.e., each March 31, June 30, September 30, and December 31). This information is provided on the website with a lag of at least 30 days and will be available until updated for the next calendar quarter. This information is publicly available to all categories of persons.

     From time to time rating and ranking organizations such as Standard & Poor's may request complete portfolio holdings information in connection with rating the Portfolio. Similarly, pension plan sponsors and/or their consultants may request a complete list of portfolio holdings in order to assess the risks of the Portfolio's portfolio along with related performance attribution statistics. The Portfolio believes that these third parties have legitimate objectives in requesting such portfolio holdings information. To prevent such parties from potentially misusing portfolio holdings information, the Portfolio will generally only disclose such information as of the end of the most recent calendar quarter, with a lag of at least 30 days, as described above. In addition, the Director of Compliance of Domini, or his or her designee, may grant exceptions to permit additional disclosure of portfolio holdings information at differing times and with differing lag times to rating agencies and to pension plan sponsors and/or their consultants, provided that (1) the recipient is subject to a confidentiality agreement, (2) the recipient will utilize the information to reach certain conclusions about the investment management characteristics of the Portfolio and will not use the information to facilitate or assist in any investment program, (3) the recipient will not provide access to third parties to this information, and (4) the recipient will receive this information no earlier than seven business days after the end of the calendar quarter. Currently, the Portfolio has obtained confidentiality agreements and has arrangements to provide additional disclosure of portfolio holdings information to the following rating and ranking organizations and pension plan consultants: Bidart & Ross, Inc.; Cambridge Associates LLC; Jeffrey Slocum & Associates, Inc.; Marquette Associates, Inc.; Mercer Inc., New England Pension Consultants; and Standard and Poor's.

     In addition, the Portfolio's service providers, such as the Portfolio's subadvisers, custodian, and transfer agent may receive portfolio holdings information in connection with their services to the Portfolio.

     In no event shall Domini, Domini's affiliates or employees, or the Portfolio receive any direct or indirect compensation in connection with the disclosure of information about the Portfolio's portfolio holdings.

Item 12.  Management of the Portfolio.

TRUSTEES AND OFFICERS OF THE PORTFOLIO

     The management and affairs of the Portfolio are supervised by its Board of Trustees under the laws of the State of New York.

     The Trustees and officers of the Portfolio, their ages, their principal occupations during the past five years (including other directorships), and the number of investment companies in the Domini family of funds that the Trustees oversee are set forth below. Their titles may have varied during that period. Each Trustee holds office until his or her successor is elected or until he or she retires, resigns, dies, or is removed from office.

     Asterisks indicate that those Trustees and officers are "interested persons" (as defined in the 1940 Act) of the Portfolio. Each Trustee and officer of the Portfolio noted as an "interested person" is interested by virtue of his or her position with Domini as described in the table below. Unless otherwise indicated below, the address of each Trustee and officer is 536 Broadway, 7th Floor, New York, New York 10012.

                                                                                    NUMBER OF
                                                                                    FUNDS AND
                                                                                  PORTFOLIOS IN
                       POSITION(S) HELD                                              DOMINI
                           WITH THE                                                 FAMILY OF           OTHER
                        PORTFOLIO AND                                                 FUNDS         DIRECTORSHIPS
                        LENGTH OF TIME    PRINCIPAL OCCUPATION(S) DURING           OVERSEEN BY         HELD BY
     NAME AND AGE           SERVED                  PAST 5 YEARS                     TRUSTEE          TRUSTEE(1)
  -----------------------------------------------------------------------------------------------------------------
  INTERESTED
  TRUSTEE AND
  OFFICER:

  Amy L.              Chair, President,   President and CEO (since 2002) and            4               None
  Domini*             and Trustee since   Manager (since 1997), Domini Social
  Age: 54             1990                Investments LLC; Manager, DSIL
                                          Investment Services LLC (since 1998);
                                          Director, Tom's of Maine, Inc.
                                          (natural care products) (since 2004);
                                          Board Member, Progressive Government
                                          Institute (nonprofit education on
                                          executive branch of the federal
                                          government) (since 2003); Board
                                          Member, Financial Markets Center
                                          (nonprofit financial markets research
                                          and education resources provider)
                                          (2002-2004); Manager, Domini Holdings
                                          LLC (holding company) (since 2002);
                                          Trustee, New England Quarterly
                                          (periodical) (since 1998); Board
                                          Member, Social Investment Forum
                                          (trade organization) (1995-1999);
                                          Trustee, Episcopal Church Pension
                                          Fund (since 1994); CEO, Secretary,
                                          and Treasurer, KLD Research &
                                          Analytics, Inc. (social research
                                          provider) (1990-2000); Private
                                          Trustee, Loring, Wolcott & Coolidge
                                          Office (fiduciary) (since 1987).

  DISINTERESTED
  TRUSTEES:

  Julia Elizabeth     Trustee since       Director and President, Alpha Global          4               None
  Harris              1999                Solutions, LLC (agribusiness) (since
  Age: 56                                 2004); Trustee, Fiduciary Trust
                                          Company (financial institution)
                                          (since 2001); Director and Treasurer,
                                          Boom Times, Inc. (membership
                                          organization) (1997-1999); Vice
                                          President, UNC Partners, Inc.
                                          (financial management) (since 1990).


                                                                                    NUMBER OF
                                                                                    FUNDS AND
                                                                                  PORTFOLIOS IN
                       POSITION(S) HELD                                              DOMINI
                           WITH THE                                                 FAMILY OF           OTHER
                        PORTFOLIO AND                                                 FUNDS         DIRECTORSHIPS
                        LENGTH OF TIME    PRINCIPAL OCCUPATION(S) DURING           OVERSEEN BY         HELD BY
     NAME AND AGE           SERVED                  PAST 5 YEARS                     TRUSTEE          TRUSTEE(1)
  -----------------------------------------------------------------------------------------------------------------
  Kirsten S. Moy      Trustee since       Board Member, Community Reinvestment          4               None
  Age: 57             1999                Fund (since 2003); Director, Economic
                                          Opportunities Program, The Aspen
                                          Institute (research and education)
                                          (since 2001); Group Leader, Financial
                                          Innovations Roundtable (research)
                                          (2000-2001); Member, Board of
                                          Overseers, Graduate Program in
                                          Community Development at Southern New
                                          Hampshire University (1999-2002);
                                          Consultant on Social Investments,
                                          Equitable Life/AXA (1998-2001);
                                          Project Director, Community
                                          Development Innovation and
                                          Infrastructure Initiative (research)
                                          (1998-2001).

  William C.          Trustee since       Manager, Massachusetts Green Energy           4               None
  Osborn              1997                Fund Management 1, LLC (venture
  Age: 60                                 capital) (since 2004); Manager,
                                          Commons Capital Management LLC
                                          (venture capital) (since 2000);
                                          Special Partner/Consultant, Arete
                                          Corporation (venture capital) (since
                                          1999); Director, World Power
                                          Technologies, Inc. (power equipment
                                          production) (1999-2004); Director,
                                          Investors' Circle (socially
                                          responsible investor network) (since
                                          1999); Principal/Manager, Venture
                                          Investment Management Company LLC
                                          (venture capital) (1996-1999).


                                                                                    NUMBER OF
                                                                                    FUNDS AND
                                                                                  PORTFOLIOS IN
                       POSITION(S) HELD                                              DOMINI
                           WITH THE                                                 FAMILY OF           OTHER
                        PORTFOLIO AND                                                 FUNDS         DIRECTORSHIPS
                        LENGTH OF TIME    PRINCIPAL OCCUPATION(S) DURING           OVERSEEN BY         HELD BY
     NAME AND AGE           SERVED                  PAST 5 YEARS                     TRUSTEE          TRUSTEE(1)
  -----------------------------------------------------------------------------------------------------------------
  Karen Paul          Trustee since       Visiting Professor, Escuela Graduado          4               None
  Age: 60             1997                Administracion Direccion Empresas,
                                          Instituto Tecnologico y de Estudios
                                          Superiores de Monterrey (2004);
                                          Professor, Catholic University of
                                          Bolivia (2003); Fulbright Fellow,
                                          U.S. Department of State (2003);
                                          Partner, Trinity Industrial
                                          Technology (1997-2002); Executive
                                          Director, Center for Management in
                                          the Americas (1997-2002); Professor
                                          of Management and International
                                          Business, Florida International
                                          University (since 1990).

  Gregory A.          Trustee since       Community Investment Consultant               4               None
  Ratliff             1999                (self-employment) (since 2002);
  Age: 44                                 Senior Fellow, The Aspen Institute
                                          (research and education) (2002);
                                          Director, Economic Opportunity, John
                                          D. and Catherine T. MacArthur
                                          Foundation (private philanthropy)
                                          (1997-2002).

  John L. Shields     Trustee since       Advisory Board Member, Vestmark, Inc.         4               None
  Age: 51             2004                (software company) (since 2003);
                                          Managing Principal, Shields Smith &
                                          Webber LLC (management consulting
                                          firm) (since 2002); President and
                                          CEO, Citizens Advisers, Inc.
                                          (1998-2002); President and CEO,
                                          Citizens Securities, Inc.
                                          (1998-2002); President and Trustee,
                                          Citizens Funds (1998-2002).


                                                                                    NUMBER OF
                                                                                    FUNDS AND
                                                                                  PORTFOLIOS IN
                       POSITION(S) HELD                                              DOMINI
                           WITH THE                                                 FAMILY OF           OTHER
                        PORTFOLIO AND                                                 FUNDS         DIRECTORSHIPS
                        LENGTH OF TIME    PRINCIPAL OCCUPATION(S) DURING           OVERSEEN BY         HELD BY
     NAME AND AGE           SERVED                  PAST 5 YEARS                     TRUSTEE          TRUSTEE(1)
  -----------------------------------------------------------------------------------------------------------------
  Frederick C.        Trustee since       President's Advisory Board, Salve             4               None
  Williamson, Sr.     1990                Regina University, Newport, R.I.
  Age: 89                                 (since 1999); Board Member, Preserve
                                          Rhode Island (nonprofit preservation)
                                          (since 1999); Board of Directors,
                                          Grow Smart Rhode Island (nonprofit
                                          state planning) (since 1998);
                                          Advisor, National Parks and
                                          Conservation Association (1997-2001);
                                          Chairman, Rhode Island Historical
                                          Preservation and Heritage Commission
                                          (state government) (since 1995);
                                          Treasurer and Trustee, RIGHA
                                          Foundation (charitable foundation
                                          supporting healthcare needs) (since
                                          1994); Trustee, National Park Trust
                                          (nonprofit land acquisition) (since
                                          1983); Trustee, Rhode Island Black
                                          Heritage Society (nonprofit
                                          education) (since 1974); State
                                          Historic Preservation Officer (state
                                          government) (since 1969).

  OFFICERS:
  Elizabeth L.        Secretary and       Chief Compliance Officer (since 2004)        N/A              N/A
  Belanger*           Chief               and Director of Compliance (since
  Age: 32             Compliance          2003), Domini Social Investments LLC;
                      Officer since       Associate, Bingham McCutchen LLP (law
                      2004                firm) (1997-2003).

  Adam M.             Chief Legal         General Counsel and Director of              N/A              N/A
  Kanzer*             Officer since       Shareholder Advocacy, Domini Social
  Age: 38             2003                Investments LLC (since 1998).

  Carole M.           Treasurer since     Chief Operating Officer (since 2003)         N/A              N/A
  Laible*             1997                and Financial/Compliance Officer
  Age: 41                                 (1997-2003), Domini Social
                                          Investments LLC; President and CEO
                                          (since 2002), Chief Compliance
                                          Officer (since 2001), Chief Financial
                                          Officer, Secretary, and Treasurer
                                          (since 1998), DSIL Investment
                                          Services LLC.


                                                                                    NUMBER OF
                                                                                    FUNDS AND
                                                                                  PORTFOLIOS IN
                       POSITION(S) HELD                                              DOMINI
                           WITH THE                                                 FAMILY OF           OTHER
                        PORTFOLIO AND                                                 FUNDS         DIRECTORSHIPS
                        LENGTH OF TIME    PRINCIPAL OCCUPATION(S) DURING           OVERSEEN BY         HELD BY
     NAME AND AGE           SERVED                  PAST 5 YEARS                     TRUSTEE          TRUSTEE(1)
  -----------------------------------------------------------------------------------------------------------------

  Steven D.           Vice President      Chief Investment Officer (since 2003)        N/A              N/A
  Lydenberg*          since 1990          and Member (since 1997), Domini
  Age: 59                                 Social Investments LLC; Director
                                          (1990-2003) and Director of Research
                                          (1990-2001), KLD Research &
                                          Analytics, Inc. (social research
                                          provider).

  (1) This includes all directorships (other than those of the Domini Funds) that are held by each Trustee as a director of a public company or a registered investment company.

COMMITTEES

     The Board of Trustees has a standing Audit Committee composed of all of the Trustees who are not "interested persons" of the Portfolio within the meaning of the 1940 Act. The Audit Committee met twice during the Portfolio's last fiscal year to review the internal and external accounting procedures of the Portfolio and, among other things, to consider the selection of independent certified public accountants for the Portfolio, to approve all significant services proposed to be performed by the accountants and to consider the possible effect of such services on their independence.

     The Board of Trustees also has a standing Nominating Committee. All of the Trustees who are not "interested persons" of the Portfolio within the meaning of the 1940 Act are members of the Nominating Committee. The Nominating Committee is responsible for, among other things, recommending candidates to fill vacancies on the Board of Trustees. The Nominating Committee met three times during the Portfolio's last fiscal year. The Nominating Committee will consider nominees recommended by investors. If you would like to recommend a nominee to the Portfolio's Nominating Committee, please deliver your recommendation in writing to the Secretary of the Portfolio, 536 Broadway, 7th Floor, New York, New York 10012.

OWNERSHIP OF BENEFICIAL INTERESTS IN THE PORTFOLIO AND IN OTHER ENTITIES

     Because only investment companies, insurance company separate accounts, common or commingled trust funds, or similar organizations or entities that are "accredited investors" under Regulation D of the 1933 Act may make investments in the Portfolio, no Trustee owns any interest in the Portfolio. The following table shows the amount of equity securities beneficially owned by the Trustees in the Domini Social Equity Fund (an investment company that invests all of its assets in the Portfolio) and in all investment companies in the Domini family of funds supervised by the Trustees as of December 31, 2003:


                                                                       AGGREGATE DOLLAR RANGE OF EQUITY
                                    DOLLAR RANGE OF EQUITY               SECURITIES IN ALL INVESTMENT
                                SECURITIES IN THE DOMINI SOCIAL       COMPANIES OVERSEEN BY THE TRUSTEE
       NAME OF TRUSTEE                  EQUITY FUND                     IN THE DOMINI FAMILY OF FUNDS
  INTERESTED TRUSTEE:
  Amy L. Domini                     over $100,000                                over $100,000
  DISINTERESTED TRUSTEES:
  Julia Elizabeth Harris            $1 - $10,000                                 $1 - $10,000
  Kirsten S. Moy                    $10,001 - $50,000                            $10,001 - $50,000
  William C. Osborn                 over $100,000                                over $100,000
  Karen Paul                        $10,001 - $50,000                            $50,001 - $100,000
  Gregory A. Ratliff                $1 - $10,000                                 $1 - $10,000
  John L. Shields(1)                N/A                                          N/A
  Frederick C. Williamson, Sr.      $50,001 - $100,000                           $50,001 - $100,000

  (1) Mr. Shields was appointed as a Trustee on June 1, 2004.

COMPENSATION AND INDEMNITY OF TRUSTEES

     Information regarding compensation paid to the Trustees by the Portfolio for the fiscal year ended July 31, 2004, is set forth below. Ms. Domini is not compensated by the Portfolio for her service as a Trustee because of her affiliation with Domini.

     Each of the Trustees who is not an "interested person" of the Portfolio (collectively, the "Disinterested Trustees") within the meaning of the 1940 Act receives an annual retainer for serving as a Trustee of the Portfolio, the Domini Social Investment Trust, and the Domini Institutional Trust of $10,000, and in addition, receives $1,250 for attendance at each joint meeting of the Boards of the Portfolio, the Domini Social Investment Trust, and the Domini Institutional Trust (reduced to $625 in the event that a Trustee participates at an in-person meeting by telephone). In addition, each Trustee receives reimbursement for reasonable expenses incurred in attending meetings.

                                                  PENSION OR
                                                  RETIREMENT                                TOTAL
                                                   BENEFITS                             COMPENSATION
                                   AGGREGATE      ACCRUED AS        ESTIMATED        FROM THE PORTFOLIO
                                 COMPENSATION      PART OF       ANNUAL BENEFITS       AND THE DOMINI
                                   FROM THE       PORTFOLIO          UPON            FAMILY OF FUNDS
     NAME OF TRUSTEE               PORTFOLIO       EXPENSES        RETIREMENT        PAID TO TRUSTEE(1)

INTERESTED TRUSTEE:
Amy L. Domini                        None            None            None                  None

DISINTERESTED TRUSTEES:
Julia Elizabeth Harris              $7,451           None            None                $15,000
Kirsten S. Moy                      $7,451           None            None                $15,000
William C. Osborn                   $7,451           None            None                $15,000
Karen Paul                          $7,451           None            None                $15,000



                                                  PENSION OR
                                                  RETIREMENT                                TOTAL
                                                   BENEFITS                             COMPENSATION
                                   AGGREGATE      ACCRUED AS        ESTIMATED        FROM THE PORTFOLIO
                                 COMPENSATION      PART OF       ANNUAL BENEFITS       AND THE DOMINI
                                   FROM THE       PORTFOLIO          UPON            FAMILY OF FUNDS
     NAME OF TRUSTEE               PORTFOLIO       EXPENSES        RETIREMENT        PAID TO TRUSTEE(1)

DISINTERESTED TRUSTEES:
Gregory A. Ratliff                  $6,830           None            None                $13,750
John L. Shields(2)                  $  827           None            None                $ 1,667
Frederick C. Williamson, Sr.        $7,451           None            None                $15,000


(1) As of July 31, 2004, there are four funds in the Domini family of funds.
(2) Mr. Shields was appointed as a Trustee on June 1, 2004.

     The Portfolio's Declaration of Trust provides that it will indemnify its Trustees and officers (the "Indemnified Parties") against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with the Portfolio, unless, as to liability to the Portfolio or its investors, it is finally adjudicated that the Indemnified Parties engaged in willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in their offices, or unless with respect to any other matter it is finally adjudicated that the Indemnified Parties did not act in good faith in the reasonable belief that their actions were in the best interests of the Portfolio. In case of settlement, such indemnification will not be provided unless it has been determined by a court or other body approving the settlement or other disposition, or by a reasonable determination, based upon a review of readily available facts, by vote of a majority of disinterested Trustees, or in a written opinion of independent counsel, that such Indemnified Parties have not engaged in willful misfeasance, bad faith, gross negligence, or reckless disregard of their duties.

CODES OF ETHICS

     The Portfolio, Domini, DSILD, and SSgA have each adopted a Code of Ethics (collectively, the "Codes of Ethics") under Rule 17j-1 under the 1940 Act. The Codes of Ethics permit personnel subject to the Codes to invest in securities, including securities that may be purchased or held by the Portfolio. The Codes of Ethics can be reviewed and copied at the SEC's Public Reference Room in Washington, D.C. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-202-942-8090. The Codes of Ethics are available on the EDGAR database on the SEC's Internet site at http://www.sec.gov, and copies of the Codes of Ethics may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the SEC's Public Reference Section, Washington, DC 20549-0102.

PROXY VOTING POLICIES

     The Portfolio (and each of the other funds in the Domini family of funds) has adopted proxy voting policies and procedures to ensure that all proxies for securities held by the Portfolio are cast in the best interests of the Portfolio's beneficial owners. Because the Portfolio has a fiduciary duty to vote all shares in the best interests of its beneficial owners, the Portfolio votes proxies after considering its beneficial owners' financial interests and social objectives. The proxy voting policies and procedures are designed to ensure that all proxies are voted in the best interests of the Portfolio's beneficial owners by isolating the proxy voting function from any potential conflicts of interest. In most instances, votes are cast according to predetermined policies, and potential conflicts of interest cannot influence the outcome of voting decisions. There are, however, several voting guidelines that require a case-by-case determination, and other instances where votes may vary from predetermined policies. Certain procedures have been adopted to ensure that conflicts of interest in such circumstances are identified and appropriately addressed. The Board of Trustees of the Portfolio has delegated the responsibility to vote proxies for the Portfolio to Domini. More details about the Domini Funds' proxy voting guidelines and Domini's proxy voting policies and procedures, including procedures adopted by Domini to address any potential conflicts of interest, are provided in the complete Proxy Voting Policies and Procedures in Appendix A.

     All proxy votes cast for the Portfolio are posted to Domini's website on an ongoing basis over the course of the year. An annual record of all proxy votes cast for the Portfolio during the most recent 12-month period ended June 30 can be obtained, free of charge, at www.domini.com, and on the EDGAR database on the SEC's website at www.sec.gov.

APPROVAL OF MANAGEMENT AND SUBMANAGEMENT AGREEMENTS

     At a meeting held on April 30, 2004, the Board of Trustees considered the continuation of the Management Agreement between the Portfolio and Domini (the "Management Agreement") and the Submanagement Agreement between Domini and SSgA (the "Submanagement Agreement") for another year.

     In connection with the meeting, the Board of Trustees was provided with detailed information about the services of Domini and SSgA. Among other things, these materials included information about the management and/or administrative services that Domini and SSgA provide to the Portfolio, information about the organizational structure and compliance programs of Domini and SSgA, information about staff diversity, employee benefits, community involvement, and the charitable giving programs of Domini and SSgA, information about the performance of the Portfolio in comparison with the relevant benchmark and peer group, information about the fees paid to Domini and SSgA and the overall expense ratio of the Portfolio, information about fee waivers and economies of scale with respect to fee levels, and profitability analysis and comparative fee information.

     The Disinterested Trustees and their independent legal counsel met privately to review the materials provided to the Trustees by Domini and SSgA. The Disinterested Trustees reviewed and discussed the information provided with respect to the Portfolio's investment performance, advisory fee and overall expense ratio, Domini's profitability, and the other factors reflected in legal memoranda provided to the Trustees.

     The Disinterested Trustees first considered the nature and quality of the services provided by Domini to the Portfolio. The Disinterested Trustees reviewed Domini's resources, compliance programs, and personnel, as well as the long-term performance of the Portfolio. As to the performance of the Portfolio, the Disinterested Trustees noted that the tracking error of the Portfolio as compared to the Index was low.

     The Disinterested Trustees then considered the advisory fees and other amounts paid to Domini by the Portfolio and the overall expense ratio of the Portfolio. The Disinterested Trustees considered that the advisory fees charged by Domini were reasonable as compared to advisory fees charged to other funds in the relevant peer group. The Disinterested Trustees also considered the fees charged by Domini for similar services provided to institutional accounts. The Disinterested Trustees reviewed the Portfolio's overall expense ratio as compared to the relevant peer group. The Disinterested Trustees also considered that Domini was waiving amounts to be received from the Portfolio so that the overall expense ratio of the Portfolio does not exceed a certain level.

     The Disinterested Trustees also considered Domini's profitability in providing investment advisory and other services to the Portfolio. The Disinterested Trustees reviewed Domini's methodology for computing its profitability with respect to services provided to the Portfolio and determined that the methodology appeared to be reasonable. The Disinterested Trustees also considered the subadvisory fees charged by SSgA and determined that Domini was not making an unreasonable profit after payment of such subadvisory fees. The Disinterested Trustees determined that Domini's profitability with respect to services provided to the Portfolio did not appear to be excessive.

     The Disinterested Trustees considered the continuance of the Submanagement Agreement between Domini and SSgA in their meeting with independent legal counsel prior to the Board meeting. The Disinterested Trustees reviewed the materials provided by SSgA and considered the nature, quality, and extent of the investment subadvisory services provided by SSgA to the Portfolio. With respect to the nature and quality of the services, the Disinterested Trustees reviewed the Portfolio's tracking error as compared to the Index. The Disinterested Trustees compared that tracking error to the SSgA's tracking error for other passively managed accounts. The Disinterested Trustees reviewed the fees paid to SSgA under the Submanagement Agreement and determined that the fees were fair and reasonable in light of the usual and customary charges made by others for services of the same nature and quality.

     Based upon their review, the Trustees concluded that each of the Management Agreement and Submanagement Agreement was reasonable, fair and in the best interests of the Portfolio and its investors.

Item 13.  Control Persons and Principal Holders of Securities.

     As of October 31, 2004, all Trustees and officers of the Portfolio as a group owned less than 1% of the Portfolio's outstanding beneficial interests. As of the same date, the following investors of record owned 5% or more of the beneficial interests in the Portfolio: Domini Social Equity Fund (84.5%) and Domini Institutional Social Equity Fund (13.4%). The Portfolio has no knowledge of any other owners of record or beneficial owners of 5% or more of the beneficial interests in the Portfolio.

     The address of each of the Domini Social Equity Fund and the Domini Institutional Social Equity Fund is 536 Broadway, 7th Floor, New York, New York 10012.

Item 14.  Investment Advisory and Other Services.

MANAGER AND SUBMANAGER

     Domini provides advice to the Portfolio pursuant to a written Management Agreement. The services provided by the Manager consist of furnishing continuously an investment program for the Portfolio. Domini will have authority to determine from time to time what securities are purchased, sold or exchanged, and what portion of assets of the Portfolio is held uninvested. Domini will also perform such administrative and management tasks as may from time to time be reasonably requested, including: (a) maintaining office facilities and furnishing clerical services necessary for maintaining the organization of the Portfolio and for performing administrative and management functions, (b) supervising the overall administration of the Portfolio, including negotiation of contracts and fees with, and monitoring of performance and billings of, the Portfolio's transfer agent, shareholder servicing agents, custodian, and other independent contractors or agents, (c) overseeing (with the advice of the Portfolio's counsel) the preparation of and, if applicable, the filing of all documents required for compliance by the Portfolio with applicable laws and regulations, including registration statements, prospectuses and statements of additional information, semi-annual and annual reports to shareholders, proxy statements, and tax returns, (d) preparing agendas and supporting documents for, and minutes of meetings of, the Trustees, committees of the Trustees, and shareholders, and (e) arranging for maintenance of the books and records of the Portfolio. Domini furnishes at its own expense all facilities and personnel necessary in connection with providing these services. The Management Agreement will continue in effect if such continuance is specifically approved at least annually by the Portfolio's Board of Trustees or by a majority of the outstanding voting securities of the Portfolio at a meeting called for the purpose of voting on the Management Agreement (with the vote of each investor in the Portfolio being in proportion to the amount of its investment), and, in either case, by a majority of the Portfolio's Trustees who are not parties to the Management Agreement or interested persons of any such party at a meeting called for the purpose of voting on the Management Agreement.

     The Management Agreement provides that the Manager may render services to others. Domini may employ, at its own expense, or may request that the Portfolio employ (subject to the requirements of the 1940 Act) one or more subadvisers or submanagers, subject to Domini's supervision. The Management Agreement is terminable without penalty on not more than 60 days' nor less than 30 days' written notice by the Portfolio when authorized either by majority vote of the outstanding voting securities in the Portfolio (with the vote of each investor in the Portfolio being in proportion to the amount of its investment), or by a vote of a majority of its Board of Trustees, or by the Manager, and will automatically terminate in the event of its assignment. The Management Agreement provides that neither the Manager nor its personnel shall be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in its services to the Portfolio, except for willful misfeasance, bad faith, or gross negligence or reckless disregard of its or their obligations and duties under the Management Agreement.

     Under the Management Agreement between the Portfolio and Domini, Domini's fee for advisory services to the Portfolio is 0.20% of the average daily net assets of the Portfolio. Domini also provides administrative services to the Portfolio under the Management Agreement.

     Domini is a Massachusetts limited liability company with offices at 536 Broadway, 7th Floor, New York, New York 10012, and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act"). The names of the members of Domini and their relationship to the Portfolio, if any, are as follows: Amy L. Domini, Chair of the Board and President of the Portfolio and Manager, President, and Chief Executive Officer of Domini; Steven D. Lydenberg, Vice President of the Portfolio and Chief Investment Officer of Domini; James E. Brooks; Domini Holdings LLC; and Committed Capital, LLC.

     SSgA manages the assets of the Portfolio pursuant to a written Submanagement Agreement. SSgA furnishes at its own expense all services, facilities, and personnel necessary in connection with managing the Portfolio's investments and effecting securities transactions for the Portfolio. The Submanagement Agreement will continue in effect if such continuance is specifically approved at least annually by the Portfolio's Board of Trustees or by a majority vote of the outstanding voting securities in the Portfolio at a meeting called for the purpose of voting on the Submanagement Agreement (with the vote of each being in proportion to the amount of its investment), and, in either case, by a majority of the Portfolio's Trustees who are not parties to the Submanagement Agreement or interested persons of any such party at a meeting called for the purpose of voting on the Submanagement Agreement.

     SSgA is a wholly owned subsidiary of State Street Corporation, a publicly held bank holding company. The address of SSgA and each of the principal executive officers and directors of SSgA is State Street Financial Center, One Lincoln Street, Boston, MA 02111.

     The Submanagement Agreement provides that the Submanager may render services to others. The Submanagement Agreement is terminable without penalty upon not more than 60 days' nor less than 30 days' written notice by the Portfolio when authorized either by majority vote of the outstanding voting securities in the Portfolio (with the vote of each being in proportion to the amount of their investment) or by a vote of the majority of its Board of Trustees, or by the Manager with the consent of the Trustees, and may be terminated by the Submanager on not less than 90 days' written notice to the Manager and the Trustees, and will automatically terminate in the event of its assignment. The Submanagement Agreement provides that the Submanager shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in its services to the Portfolio, except for willful misfeasance, bad faith, or gross negligence or reckless disregard for its or their obligations and duties under the Submanagement Agreement.

     Under the Submanagement Agreement, Domini pays SSgA an annual investment submanagement fee equal to the greater of $300,000 or the fee based on the following schedule:

              0.02% of the first $1 billion of net assets managed
               0.01% of the next $1 billion of net assets managed
             0.0075% of net assets managed in excess of $2 billion

     For the fiscal years ended July 31, 2004, July 31, 2003, and July 31, 2002, the Portfolio incurred approximately $2,951,753, $2,383,240, and $2,890,322, respectively, in management fees pursuant to its Management Agreement with Domini.

TRANSFER AGENT AND CUSTODIAN

     The Portfolio has entered into a Transfer Agency Agreement with Investors Bank & Trust Company ("IBT"), 200 Clarendon Street, Boston, MA 02116, pursuant to which IBT acts as transfer agent for the Portfolio. The Portfolio also has entered into a Custodian Agreement with IBT pursuant to which IBT acts as custodian for the Portfolio. The Custodian's responsibilities include safeguarding and controlling the Portfolio's cash and securities, handling the receipt and delivery of securities, determining income and collecting interest on the Portfolio's investments, maintaining books of original entry for portfolio and fund accounting and other required books and accounts, and calculating the daily net asset value of the Portfolio. Securities held by the Portfolio may be deposited into certain securities depositaries. The Custodian does not determine the investment policies of the Portfolio or decide which securities the Portfolio will buy or sell. The Portfolio may, however, invest in securities of the Custodian and may deal with the Custodian as principal in securities transactions.

EXPENSES

     The Portfolio is responsible for all of its expenses, including the compensation of its Trustees who are not interested persons of the Portfolio; governmental fees; interest charges; taxes; membership dues in the Investment Company Institute allocable to the Portfolio; fees and expenses of independent registered public accounting firms, of legal counsel, and of any transfer agent, custodian, registrar, or dividend disbursing agent of the Portfolio; insurance premiums; and expenses of calculating the net asset value of the Portfolio.

     The Portfolio will also pay the expenses connected with the execution, recording, and settlement of security transactions and the investment management fees payable to Domini. The Portfolio will also pay the fees and expenses of the Portfolio's custodian for all services to the Portfolio, including safekeeping of funds and securities and maintaining required books and accounts; expenses of preparing and mailing reports to investors and to governmental offices and commissions; and expenses of meetings of investors.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     KPMG LLP, 99 High Street, Boston, MA 02110, is the independent registered public accounting firm for the Portfolio, providing audit services, tax return preparation, and reviews with respect to the preparation of filings with the SEC.

Item 15.  Brokerage Allocation and Other Practices.

     Specific decisions to purchase or sell securities for the Portfolio are made by portfolio managers who are employees of the Submanager and who are appointed and supervised by its senior officers. The portfolio managers of the Portfolio may serve other clients of the Submanager in a similar capacity.

     The Portfolio's primary consideration in placing securities transactions with broker-dealers for execution is to obtain and maintain the availability of execution at the most favorable prices and in the most effective manner possible. The Submanager attempts to achieve this result by selecting broker-dealers to execute transactions on behalf of the Portfolio and other clients of the Submanager on the basis of their professional capability, the value and quality of their brokerage services, and the level of their brokerage commissions. The Submanager may also consider social factors, such as whether the brokerage firm is minority-owned, in selecting broker-dealers, subject to the Submanager's duty to obtain best execution. In the case of securities traded in the over-the-counter market (where no stated commissions are paid but the prices include a dealer's markup or markdown), the Submanager normally seeks to deal directly with the primary market makers, unless in its opinion, best execution is available elsewhere. In the case of securities purchased from underwriters, the cost of such securities generally includes a fixed underwriting commission or concession.

     Domini requires the Submanager to provide a quarterly certification that it has not entered into any so-called "soft dollar" arrangements. "Soft dollar" arrangements are arrangements whereby commissions paid by a mutual fund are used to pay for products or services used by the mutual fund's manager.

     For the fiscal years ended July 31, 2004, July 31, 2003, and July 31, 2002, the Portfolio paid brokerage commissions of $129,543, $154,136, and $148,244, respectively.

     No portfolio transactions may be executed with the Manager or the Submanager, or with any affiliate of the Manager or the Submanager, acting either as principal or as broker, except as permitted by applicable law.

     The Portfolio did not pay any brokerage commissions to affiliated brokers during its fiscal years ended July 31, 2004, and July 31, 2002. For the fiscal year ended July 31, 2003, the Portfolio paid $585 in brokerage commissions to State Street Global Markets, LLC, an affiliate of the Submanager.

     In certain instances there may be securities which are suitable for the Portfolio as well as for one or more of the Submanager's or the Manager's other clients. Investment decisions for the Portfolio and for the Submanager's or the Manager's other clients are made with a view to achieving their respective investment objectives. It may develop that a particular security is bought or sold for only one client even though it might be held by, or bought or sold for, other clients. Likewise, a particular security may be bought for one or more clients when one or more clients are selling that same security. Some simultaneous transactions are inevitable when several clients receive investment advice from the same investment adviser, particularly when the same security is suitable for the investment objectives of more than one client. When two or more clients are simultaneously engaged in the purchase or sale of the same security, the securities are allocated among clients in a manner believed to be equitable to each. It is recognized that in some cases this system could have a detrimental effect on the price or volume of the security as far as the Portfolio is concerned. However, it is believed that the ability of the Portfolio to participate in volume transactions will produce better executions for the Portfolio.

Item 16.  Capital Stock and Other Securities.

     Under the Declaration of Trust, the Trustees are authorized to issue beneficial interests in the Portfolio. Investors are entitled to participate pro rata in distributions of taxable income, loss, gain, and credit of the Portfolio. Upon liquidation or dissolution of the Portfolio, investors are entitled to share pro rata in the Portfolio's net assets available for distribution to its investors. Investments in the Portfolio have no preference, preemptive, conversion, or similar rights and are fully paid and nonassessable, except as set forth below. Investments in the Portfolio may not be transferred.

     Each investor is entitled to vote in proportion to the amount of its investment in the Portfolio. Except when a larger vote is required by applicable law, a majority of the voting power of the shares voted in person or by proxy on a matter will decide that matter and a plurality of the voting power of the shares voted in person or by proxy will elect a Trustee. Investors in the Portfolio do not have cumulative voting rights, and investors holding more than 50% of the aggregate beneficial interests in the Portfolio may elect all of the Trustees of the Portfolio if they choose to do so, and in such event, the other investors in the Portfolio would not be able to elect any Trustee.

     The Portfolio is not required and has no current intention to hold annual meetings of investors, but the Portfolio will hold special meetings of investors when in the judgment of the Portfolio's Trustees it is necessary or desirable to submit matters for an investor vote. Investors have the right to remove one or more Trustees under certain circumstances.

     The Portfolio may, without investor approval, change its form of organization, reorganize the Portfolio into a newly created entity or a newly created series of an existing entity, or incorporate the Portfolio as a newly created entity. If recommended by the Trustees, the Portfolio may merge or consolidate or may sell, lease, or exchange all or substantially all of its assets if authorized at any meeting of investors by a vote of the "majority of the outstanding voting securities" (as defined in the 1940 Act) of the Portfolio, or by written consent, without a meeting, of the holders of interests representing a majority of the voting power of the outstanding interests in the Portfolio. The Portfolio may be terminated at any time by a vote of investors or by the Trustees by written notice to the Portfolio's investors. If not so terminated, the Portfolio will continue indefinitely. Except in limited circumstances, the Trustees may, without any investor vote, amend or otherwise supplement the Portfolio's Declaration of Trust.

     The Portfolio is organized as a trust under the laws of the State of New York. Investors in the Portfolio will be held personally liable for its obligations and liabilities, subject, however, to indemnification by the Portfolio in the event that there is imposed upon an investor a greater portion of the liabilities and obligations of the Portfolio than its proportionate beneficial interest in the Portfolio. The Declaration of Trust also provides that the Portfolio shall maintain appropriate insurance (for example, fidelity bonding and errors and omissions insurance) for the protection of the Portfolio, its investors, Trustees, officers, employees, and agents covering possible tort and other liabilities. Thus, the risk of an investor incurring financial loss on account of investor liability is limited to circumstances in which both inadequate insurance existed and the Portfolio itself was unable to meet its obligations.

     The Declaration of Trust further provides that obligations of the Portfolio are not binding upon the Trustees individually but only upon the property of the Portfolio and that the Trustees will not be liable for any action or failure to act, but nothing in the Declaration of Trust protects a Trustee against any liability to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his or her office.

Item 17.  Purchase, Redemption, and Pricing of Securities.

     Beneficial interests in the Portfolio are issued solely in private placement transactions which do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act. Investments in the Portfolio may only be made by investment companies, common or commingled trust funds, or similar organizations or entities which are "accredited investors" within the meaning of Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any "security" within the meaning of the 1933 Act.

     The net asset value of the Portfolio is determined each day on which the NYSE is open for trading ("Portfolio Business Day"). As of the date of this Registration Statement, the NYSE is open for trading every weekday except in an emergency and on the following holidays: New Year's Day, Martin Luther King, Jr. Day, Presidents' Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day. This determination of net asset value is made once during each Portfolio Business Day as of the close of regular trading of the NYSE by deducting the amount of the Portfolio's liabilities, including expenses payable or accrued, from the value of its assets. Purchases and withdrawals will be effected at the time of determination of net asset value next following the receipt of any purchase order or request for withdrawal.

     Securities listed or traded on national securities exchanges are valued at the last sale price or, if there have been no sales that day, at the mean of the current bid and ask price which represents the current value of the security. Securities listed on the NASDAQ National Market System are valued using the NASDAQ Official Closing Price (the "NOCP"). If an NOCP is not available for a security listed on the NASDAQ National Market System, the security will be valued at the last sale price or, if there have been no sales that day, at the mean of the current bid and ask price. Options and futures contracts are normally valued at the settlement price on the exchange on which they are traded.

     Securities that are primarily traded on foreign exchanges generally are valued at the closing price of such securities on their respective exchanges, except that if the Manager or the Submanager, as applicable, is of the opinion that such price would result in an inappropriate value for a security, including as a result of an occurrence subsequent to the time a value was so established, then the fair value of those securities may be determined by consideration of other factors by or under the direction of the Board of Trustees of the Portfolio or its delegates. In valuing assets, prices denominated in foreign currencies are converted to U.S. dollar equivalents at the current exchange rate.

     Short-term obligations with remaining maturities of less than 60 days are valued at amortized cost, which constitutes fair value as determined by the Board of Trustees of the Portfolio. Amortized cost involves valuing an instrument at its original cost to the Portfolio and thereafter assuming a constant amortization to maturity of any discount or premium, regardless of the impact of fluctuating interest rates on the market value of the instrument.

     Portfolio securities (other than short-term obligations with remaining maturities of less than 60 days) for which there are no such quotations or valuations are valued at fair value as determined in good faith by or at the direction of the Board of Trustees. Because the Portfolio invests primarily in the stocks of large-cap U.S. companies that are traded on U.S. exchanges, it is expected that there would be limited circumstances in which the Portfolio would use fair value pricing -- for example, if the exchange on which a portfolio security is principally traded closed early or if trading in a particular security was halted during the day and did not resume prior to the time the Portfolio calculated its net asset value.

     A determination of value used in calculating net asset value must be a fair value determination made in good faith utilizing procedures approved by the Portfolio's Board of Trustees. While no single standard for determining fair value exists, as a general rule, the current fair value of a security would appear to be the amount which the Portfolio could expect to receive upon its current sale. Some, but not necessarily all, of the general factors which may be considered in determining fair value include: (a) the fundamental analytical data relating to the investment, (b) the nature and duration of restrictions on disposition of the securities, and (c) an evaluation of the forces which influence the market in which these securities are purchased and sold. Without limiting or including all of the specific factors which may be considered in determining fair value, some of the specific factors include: type of security, financial statements of the issuer, cost at date of purchase, size of holding, discount from market value, value of unrestricted securities of the same class at the time of purchase, special reports prepared by analysts, information as to any transactions or offers with respect to the security, existence of merger proposals or tender offers affecting the security, price and extent of public trading in similar securities of the issuer or comparable companies, and other relevant matters.

     Interest income on short-term obligations held by the Portfolio is determined on the basis of interest accrued less amortization of premium.

     Each investor in the Portfolio may add to or reduce its investment in the Portfolio on each Portfolio Business Day. At the close of each Portfolio

Business Day, the value of each investor's beneficial interest in the Portfolio will be determined by multiplying the net asset value of the Portfolio by the percentage, effective for that day, which represents that investor's share of the aggregate beneficial interests in the Portfolio. Any additions or withdrawals, which are to be effected as of the close of business on that day, will then be effected. The investor's percentage of the aggregate beneficial interests in the Portfolio will then be recomputed as the percentage equal to the fraction (a) the numerator of which is the value of such investor's investment in the Portfolio as of the close of business on that Portfolio Business day plus or minus, as the case may be, the amount of any additions to or withdrawals from the investor's investment in the Portfolio effected as of the close of business on such day and (b) the denominator of which is the aggregate net asset value of the Portfolio as of the close of business on such day plus or minus, as the case may be, the amount of the net additions to or withdrawals from the aggregate investments in the Portfolio by all investors in the Portfolio. The percentage so determined will then be applied to determine the value of the investor's interest in the Portfolio as of the close of business on the following Portfolio Business Day.

Item 18.  Taxation of the Portfolio.

     The Portfolio expects it will be treated as a partnership, rather than an association taxable as a corporation, for federal income tax purposes with the result that it will not be subject to any federal income tax and, under the anticipated method of operation of the Portfolio, distributions from the Portfolio should not generate any taxable gain to an investor except to the extent that distributions of cash exceed the investor's tax basis in its Portfolio interest. However, each investor in the Portfolio must take into account its share (as determined in accordance with the Portfolio's governing instruments) of the Portfolio's ordinary income, gains, losses, deductions, credits, and other items in determining its income tax liability without regard to whether it has received any distributions from the Portfolio.

     The Portfolio's taxable year-end is currently July 31. Although the Portfolio expects that it will not be subject to federal income tax, it will file a federal information income tax return upon which it will report its income, gain, loss, deductions, and credits for its taxable year.

     It is intended that the Portfolio's assets, income, and distributions will be managed in such a way that an investor in the Portfolio will be able to satisfy the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended, assuming that the investor invests all of its assets in the Portfolio. Generally, the Portfolio believes that for purposes of determining whether such an investor in the Portfolio satisfies the income and diversification requirements to maintain its status as a regulated investment company, such investor will be deemed to own a proportionate share of the Portfolio's assets and will take into account the Portfolio's income or loss attributable to that share.

     There are certain tax issues which will be relevant to only certain investors; for example, investors who contribute assets other than cash to the Portfolio. Under certain circumstances, an investor who contributes assets other than cash to the Portfolio may recognize gain as a result of the contribution. All investors are advised to consult their own tax advisors as to the tax consequences of an investment in the Portfolio.

     The Portfolio is not subject to any income or franchise tax in the State of New York or the Commonwealth of Massachusetts.

Item 19.  Underwriters.

     The exclusive placement agent for the Portfolio is DSIL Investment Services LLC. Other investment companies, insurance company separate accounts, common and commingled trust funds, and similar organizations and entities may continuously invest in the Portfolio.

Item 20.  Calculation of Performance Data.

     Not applicable.

Item 21.  Financial Statements.

     The financial statements contained in the Portfolio's Annual Report for the fiscal year ended July 31, 2004, as filed with the SEC via the EDGAR System (Accession Number 0000950136-04-003276), are hereby incorporated by reference into this Part B.

                                   APPENDIX A

                      PROXY VOTING POLICIES AND PROCEDURES

                 Adopted August 5, 2003, Amended April 14, 2004

These Proxy Voting Policies and Procedures have been adopted by each of the Domini Social Index Portfolio, the Domini Social Equity Fund, the Domini Institutional Social Equity Fund, and the Domini Social Bond Fund (collectively, the "Domini Funds" or the "Funds") to ensure that all proxies for securities held by the Funds are cast in the best interests of the Domini Funds' shareholders, to whom the Funds owe a fiduciary duty.

The Board of Trustees ("BOT") of the Domini Funds has delegated the responsibility to vote proxies for the Funds to Domini Social Investments LLC, the Funds' investment adviser ("Domini" or the "Adviser"). The BOT reviews and adopts Domini's Proxy Voting Policies and Procedures on an annual basis on behalf of the Funds, and receives quarterly reports from Domini regarding the execution of its proxy voting duties.

The BOT also delegates the responsibility for resolving conflicts of interest that may arise between Domini and the Domini Funds in the execution of the Adviser's proxy voting duties to the Adviser. Pursuant to Domini's Procedures, where a significant conflict of interest arises, the BOT expects Domini to consult with one or more members of the independent trustees to determine an appropriate course of action (See "Conflicts of Interest" below).

I.   THE DOMINI FUNDS' PROXY VOTING GUIDELINES

The following Guidelines summarize the Funds' positions on various issues of concern to socially responsible investors and indicate how the Funds will vote their shares on each issue. Because the Funds have a fiduciary duty to vote all shares in the best interests of the Funds' shareholders, the Funds vote proxies after considering shareholders' financial interests and social objectives. For that reason, there may be instances in which the Funds' shares may not be voted in strict adherence to these Guidelines. The Guidelines have been developed in cooperation with our social research providers at KLD Research & Analytics to ensure consistency with the social and environmental standards applied to our portfolio and our overall stock selection process. These Guidelines are subject to change without notice.

INTRODUCTION

As an investment adviser and mutual fund manager, we at Domini Social Investments LLC ("Domini") have an important opportunity to enhance shareholder value and corporate accountability through our proxy voting policies. As socially responsible investors, we have always viewed the proxy voting process as a critically important avenue through which shareholders can engage with management on a wide-range of important issues.

We have a fiduciary duty to ensure that the proxy voting responsibilities entrusted to us are exercised in the best interests of our clients and fund shareholders (our "investors"). We also believe that our investors have a right to know how we are exercising these important responsibilities, and to understand the positions we are taking on their behalf.

We vote all our proxies according to published guidelines, which cover more than ninety corporate governance, social, and environmental issues. Our Guidelines were first distributed to Fund shareholders in 1992 and then every year since 1996. The Funds' Board of Trustees has received quarterly reports on how we are exercising our proxy voting duties since the Funds' inception. In 1999, we became the first mutual fund manager to publish our actual votes. In 2001, we petitioned the Securities and Exchange Commission to require all mutual funds to disclose their proxy voting policies and actual votes, and in 2003, the SEC adopted a rule requiring funds and investment advisers to do so.

THE RATIONALE GUIDING DOMINI'S PROXY VOTING

Domini's investors have long-term financial and social objectives. These can include retirement, paying for a college education, building wealth, and working toward a safer, cleaner, more equitable world for their children. These goals are not served when corporations externalize their costs of doing business on society. A corporation that delivers only short-term profits to its shareholders at the long-term expense of its employees, the communities in which it operates, or the natural environment has not delivered the long-term value that our clients are seeking to achieve through their investments.

As socially responsible investors, we are seeking to invest in corporations that deliver long-term shareholder value in harmony with society and the natural environment. Corporations sit within a complex web of stakeholders comprised of shareholders, employees, communities, customers, and the environment. Mismanagement of stakeholder relations can involve substantial financial costs. Shareholders provide corporations with capital, but communities provide them with employees, consumers, and a legal framework within which to operate, and the environment provides corporations with raw materials for their operations. In return, corporations provide jobs, goods, services, and profits. A corporation that intends to deliver value over the long-term must effectively manage its relations with all its stakeholders, and be responsive to the needs and demands of these various constituencies. We believe that those corporations that eventually achieve this goal will deliver significant value to all stakeholders, including their shareholders.

Shareholders possess certain unique rights and privileges with respect to the management of the corporations they own. As socially responsible investors, it is our view that we have the obligation to appropriately direct management's attention to the broader web of stakeholders upon which the corporate enterprise depends. Shareholders are the only corporate stakeholder given an opportunity to communicate with management through the proxy rules. Therefore, we believe it is incumbent upon us to carefully consider the concerns of this broader community that is often without effective voice, and to raise these concerns with management when they are reasonable and consistent with our investors' objectives. In the process, we believe we are building long-term shareholder value.

We believe that corporations are best equipped to create long-term, broad-based wealth both for their stockowners and for their other stakeholders when they are transparent, accountable, and adopt democratic governance principles. Our proxy voting guidelines, while varying in their particulars, are based on and reflect these core values.

CORPORATE GOVERNANCE

ANNUAL MEETINGS -- IN-PERSON ANNUAL MEETINGS

Some corporations have lobbied to replace "face-to-face" annual meetings with "virtual meetings" broadcast over the Internet. Shareholders have argued that Internet access to annual meetings should only supplement and not replace in-person annual meetings. We will SUPPORT resolutions asking directors to affirm the continuation of in-person annual meetings.

ANNUAL MEETINGS -- ROTATING SITES

Corporations with large numbers of shareholders should move their annual meetings around the country so that their owners have an opportunity to participate in person. Needless to say, the locations should be readily accessible. We will SUPPORT resolutions advancing this cause.

AUDITORS -- INDEPENDENCE

We will support the reappointment of the company's auditor unless we have reason to believe that the independence of the audit may be compromised. We believe that significant non-audit fees can compromise the independence of the audit. Therefore, we will examine non-audit fees closely and will, for example, OPPOSE the appointment of auditors where non-audit fees, such as consulting fees, represent more than 25% of the total fees paid to the auditor, where such data is available. We will also WITHHOLD our votes from members of the audit committee where the audit committee has approved an audit contract where non-audit fees exceed audit fees.

In addition, we will review on a CASE-BY-CASE basis the appointment of auditors who have a significant professional or personal relationship with the company, or where there is reason to believe that the auditor has rendered an inaccurate opinion.

We will SUPPORT shareholder proposals asking companies to adopt a policy to ensure that the firm that is appointed to be the company's independent accountants will only provide audit services to the company and not provide any other services.

We will also SUPPORT shareholder proposals that set a reasonable period for mandatory rotation of the auditor (at least every five years).

AUDITORS -- SHAREHOLDER RATIFICATION

In the wake of numerous corporate scandals involving accounting improprieties, it is critically important that shareholders have the ability to ratify the auditor in order to determine whether the audit fees are appropriate, and whether conflicts of interest that might affect the quality of the audit appear to exist. With increased investor scrutiny of the fees paid to corporate auditors, some companies that had previously allowed shareholders to vote on the ratification of auditors decided to pull the item from their agenda. Audit committees that remove auditor ratification from the proxy are impairing an important avenue of investor oversight of corporate practices. Such actions raise serious concerns whether the audit committee is adequately serving its proper function. In cases where a company has pulled auditor ratification from the ballot in either 2003 or 2004, we will WITHHOLD our votes from members of the audit committee. We will SUPPORT shareholder proposals asking companies to place the ratification of auditors on the agenda.

BOARD OF DIRECTORS -- ACCOUNTABILITY

We will WITHHOLD our votes from individual directors who have demonstrated disregard for their responsibilities to shareholders and other stakeholders. For example, we will WITHHOLD our votes from directors who have attended less than 75% of board and committee meetings without a valid excuse or who have ignored a shareholder proposal that has been approved by a majority of the votes outstanding.

BOARD OF DIRECTORS -- CUMULATIVE VOTING

Cumulative voting allows shareholders to cast all of their votes for one nominee to the board. Theoretically, it facilitates the election of dissidents to the board. In practice, however, it violates the principles of fairness and equity by granting minority shareholders a disproportionate voice in running the company. We will OPPOSE bylaws requiring cumulative voting.

BOARD OF DIRECTORS -- DIRECTOR-SHAREHOLDER DIALOGUE

Shareholders have asked that corporations establish an Office of the Board of Directors to facilitate communication between nonmanagement directors and shareholders. A committee of nonmanagement directors would be responsible for the Office. We will SUPPORT these resolutions.

BOARD OF DIRECTORS -- DIVERSITY

Typically, a board committee selects nominees for the board, and they run unopposed. If the board or the slate does not include women or people of color, we will WITHHOLD our support for the board's nominees.

Shareholders have asked boards to make greater efforts to search for qualified female and minority candidates for nomination to the board of directors, to endorse a policy of board inclusiveness and to issue reports to shareholders on their efforts to increase diversity on their boards. We will SUPPORT these resolutions.

BOARD OF DIRECTORS -- INDEMNIFICATION

A board may use indemnification policies that go well beyond accepted norms to protect itself against shareholder actions in the wake of unsuccessful takeover attempts. We will OPPOSE these resolutions.

BOARD OF DIRECTORS -- INDEPENDENCE

MAJORITY OF INDEPENDENT DIRECTORS

It is in the best interest of all stockholders that a majority of board members be independent. New NYSE and NASDAQ listing standards require that most listed companies have majority-independent boards by the earlier of their first annual meeting after January 15, 2004 or October 31, 2004. We will WITHHOLD our votes from insiders and affiliated outsiders on boards that do not consist of a majority of independent directors. We will SUPPORT shareholder resolutions asking management to amend company bylaws to ensure that the board has a majority or a supermajority (two-thirds or three-quarters) of independent directors.

INDEPENDENT CHAIR

To ensure that the board represents the interests of the shareholders and is able to effectively monitor and evaluate the CEO and other top officers, we believe the position of Chair of the Board should be held by an independent director. We will therefore WITHHOLD our votes from the Chair of the Board if that person is not independent. We will SUPPORT shareholder proposals to separate the position of Chair and CEO, and proposals that request that the position of Chair be held by an independent director who has not served as CEO.

INDEPENDENCE OF KEY COMMITTEES

We believe that it is critical to the protection of shareholder interests that certain key committees, such as the audit committee, the nominating committee, the compensation committee and the corporate governance committee, be composed entirely of independent directors. We will WITHHOLD our votes from inside directors and affiliated outside directors nominated to these committees.

We will SUPPORT shareholder resolutions requesting that these committees be composed exclusively of independent directors.

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QUALIFICATIONS FOR INDEPENDENCE

In determining the independence of board members, we use the definition developed by Institutional Shareholder Services (ISS), as revised from time to time. ISS divides directors into three categories: Inside, Affiliated and Independent. To be "independent," a director must have no connection to the company other than his or her board seat. ISS considers board members who have served for over ten years to still be independent, but will make note of independent and affiliated directors who have served on the board for over ten years.

Often, "independent" or "outside" directors are so only in that they are not employees of the company. Their ties to management make them de facto insiders, and therefore their representation of the interests of external constituencies is minimal. Some shareholders have proposed that boards nominate independent directors subject to very strict criteria defining "independent." We will SUPPORT these resolutions.

BOARD OF DIRECTORS -- MANDATORY SHARE OWNERSHIP

Shareholders have proposed that all directors should own stock in the company. In general, directors should own stock in the companies on whose boards they sit. However, boards should not be restricted to those financially able to buy stock. We will OPPOSE these resolutions.

BOARD OF DIRECTORS -- MORE DEMOCRATIC ELECTIONS

In practice, most corporations allow shareholders to approve board candidates as selected by the board, rather than to truly "elect" candidates from a pool of nominees. To further democratize the election process, shareholders have requested that there be more director nominees than there are board seats to be filled during a board election. Such an arrangement would enhance the ability of shareholders to choose candidates who would more accurately represent their interests. We will SUPPORT these resolutions.

BOARD OF DIRECTORS -- OPEN ACCESS

In 2003, the SEC proposed new rules to give significant long-term shareholders greater ability to include their director nominees in management's proxy statement. The SEC proposed a two-step process, which would require certain 'triggering events' to occur before a shareholder nominee may appear on the ballot. One such event is the filing of a shareholder proposal asking for access to the proxy, which is submitted by holders of at least one percent of the shares (owned for at least a year). Such proposal must then be approved by a majority of votes cast. We will consider such proposals on a CASE-BY-CASE basis.

BOARD OF DIRECTORS -- OVER-BOARDED DIRECTORS

To be an effective board member requires a certain time commitment. Many directors serve on more than one board, and do so effectively. However, some directors overextend themselves by serving on a large number of boards. We will WITHHOLD our votes from directors that sit on more than six boards. We will WITHHOLD our votes from directors that sit on more than one additional board and also serve as Chief Executive Officer of another company.

BOARD OF DIRECTORS -- REDUCE SIZE

Some shareholders have sought to reduce the size of boards as a cost-cutting measure. However, the costs associated with boards are relatively small, and considerations other than size should be weighed carefully. We will OPPOSE such resolutions.

BOARD OF DIRECTORS -- SHAREHOLDER ADVISORY BOARD

Shareholders have asked that corporations create a shareholder advisory board to represent the owners' views to the board. Boards with a sufficient number of outside directors should represent the interests of shareholders. We will OPPOSE such resolutions.

BOARD OF DIRECTORS -- STAGGERED TERMS

The annual election of all directors is a necessary part of maintaining accountability to shareholders. Management often proposes a classified board or staggered board terms to maintain control of the board. We will oppose bylaws of this type. We will SUPPORT resolutions to abolish staggered boards.

EMPLOYEE BENEFITS -- CASH BALANCE PENSION PLANS

In the late 1990s, many companies converted their pension plans from traditional defined benefit pension plans to cash-balance plans. Older workers can lose significant pension earnings if their traditional pension is replaced by a cash-balance plan that puts them on an equal earning footing with younger workers. Shareholders have asked companies to give employees the choice of either a defined benefit pension plan or a cash-balance plan. We will SUPPORT these resolutions.

EMPLOYEE COMPENSATION -- EMPLOYEE STOCK OWNERSHIP PLANS (ESOPS)

In the expectation that companies fostering employee ownership will grow faster, attract and retain higher quality employees, create more employee wealth, and achieve sustained superior performance, shareholders have asked corporation to create and fund ESOPs, and report on employee ownership. We will SUPPORT these resolutions.

EMPLOYEE COMPENSATION -- RELATIVE COMPENSATION LEVELS

A few enlightened companies have set a maximum range they will tolerate between the salaries of their lowest- and highest-paid employees. Shareholders have asked other companies for reports comparing the compensation packages of the average and lowest wage earners to those of top management. We will SUPPORT these resolutions.

MANAGEMENT AND DIRECTORS -- REASONABLE COMPENSATION

We support reasonable compensation packages for managers and directors. In general, we do not regard as reasonable:

     o Pension plans for outside directors (since they usually benefit from other plans)
     o  Gold or silver parachute plans triggered by a takeover
     o  Total compensation to outside directors exceeding $100,000 per year
     o Total compensation to chief executive officers exceeding $10,000,000 per year

We will OPPOSE resolutions proposing these or similar compensation schemes and will SUPPORT resolutions proposing that such schemes be submitted to the shareholders for approval. In addition, we will SUPPORT resolutions calling for companies to review and report on executive compensation.

MANAGEMENT COMPENSATION -- DISCLOSURE

Shareholders have asked companies to disclose the salaries of top management beyond those the SEC requires in the proxy statement. We will SUPPORT these resolutions.

MANAGEMENT COMPENSATION -- EXCESSIVE STOCK OPTION GRANTS TO EXECUTIVES

According to a 1999 study by Northwestern University's Kellogg School of Management entitled "Unleashing the Power of Employee Ownership," firms with broad-based stock ownership delivered superior stock market performance and profitability relative to peer firms without employee ownership. Shareholders wishing to promote more broad-based employee ownership of their corporations' stock have asked corporate boards to limit stock options granted to (1) a single individual to no more than 5% of the total options granted in a single year, and (2) the group of executive officers to no more than 10% of the total options granted in a single year. We will SUPPORT these resolutions.

MANAGEMENT COMPENSATION -- EXECUTIVE SEVERANCE PAY REVIEW

Shareholders have criticized boards of directors that grant retiring executives severance pay packages that significantly exceed the standard benefits granted to other company executives, particularly when the company's financial performance was poor during the executive's tenure. As a result, shareholders have asked boards to prepare reports that summarize and explain the relationship of their executive severance package policies and philosophies to corporate performance, employee morale, and executive performance incentives. We will SUPPORT these resolutions.

MANAGEMENT COMPENSATION -- HEALTHCARE SYSTEMS AND INSURERS

Healthcare systems and insurers must balance their needs to generate profits against the quality of care they provide their customers. Shareholders have asked for a board level review of executive compensation practices that would lead to tying compensation to the quality of care and/or service given to patients. We will SUPPORT these resolutions.

MANAGEMENT COMPENSATION -- NONFINANCIAL PERFORMANCE

Shareholders have asked companies to review their executives' compensation and report to shareholders on its link not only to financial performance but also to the company's performance on:

     o  Environmental issues
     o  Burma
     o  Improvements in healthcare quality
     o  Exporting U.S. jobs to low-wage countries
     o  Closing the wage gap in the U.S. between workers and top management
     o  Predatory lending
     o  Diversity issues
     o  Social issues generally

We will SUPPORT these resolutions.

EXECUTIVE COMPENSATION -- PENSION PLAN ACCOUNTING & FINANCIAL TRANSPARENCY

Some corporations use `pension credits', a projection of the growth of the company's pension plan, as part of its formula for calculating executive compensation and bonuses. Because pension credits reflect neither operating performance nor even actual returns on company pension plan assets, their use can improperly inflate executive compensation. Pension credits are not based on actual investment returns, but on the "expected return" on plan assets and other assumptions set by management. We believe boosting performance pay with pension income also creates incentives contrary to long-term shareholder interests. Such incentive pay formulas could, for example, encourage management to skip cost-of-living adjustments expected by retirees, or to reduce expected retirement benefits.

We will SUPPORT resolutions asking companies to exclude pension credits from the calculation of executive compensation. Several companies including AT&T (in response to a Domini proposal), General Electric, Verizon Communications and Qwest Communications International Inc. have adopted these proposals.

We will also SUPPORT resolutions asking companies to provide transparent reports to shareholders of profit from real company operations, and/or to use part of their pension fund surplus to adjust retiree pay for inflation.

MANAGEMENT COMPENSATION -- PERFORMANCE-BASED STOCK OPTIONS

Shareholders have asked companies to tie executive compensation more closely to company, rather than stock market, performance through the use of performance-based stock options. Performance-based stock options include indexed stock options, which link option exercise prices to an industry index; premium-priced stock options, which have exercise prices that are above the market price of the stock on the date of grant; and performance-vesting options, which vest only after the market price of the stock exceeds a target price greater than the market price on the grant date. We will SUPPORT these resolutions.

MANAGEMENT COMPENSATION -- SALARY FREEZE DURING LAYOFFS

Layoffs are generally undertaken as cost-saving measures designed to improve profits and increase the company's long-term competitiveness. However, increasing the pay of corporate officers while asking employees to sacrifice is hypocritical, damaging to a company's culture, and indicative of poor corporate governance. We will SUPPORT resolutions that require companies to freeze the salaries of corporate officers during layoffs and/or until the positive benefits of the layoffs are demonstrated.

MANAGEMENT COMPENSATION -- STOCK OPTION EXPENSING

Current accounting rules do not require companies to expense stock options as a cost in determining operating income. We believe this practice leads to distorted earnings reports, and excessive use of stock options for executive compensation. We will OPPOSE the use of stock options where they are not fully expensed, and SUPPORT shareholder proposals calling for companies to expense stock options in the company's annual income statement.

MANAGEMENT COMPENSATION -- TIE CEO COMPENSATION TO SALARY OF LOWEST-PAID WORKER

Compensation for corporate CEOs has grown at an astonishing pace in recent years, far faster than that for employees in general. Between 1982 and 2001 the average chief executive officer's pay increased from 42 times that of the lowest paid worker to 411 times (Business Week Online, May 6, 2002). Shareholders have asked that corporations establish a cap for CEO compensation, tying it to the wage of the lowest-paid workers. We will SUPPORT these resolutions.

In addition, shareholders have asked that corporations prepare a detailed statistical historical report on the salaries of the highest-paid executive and lowest-paid employee. We will SUPPORT these resolutions.

MERGERS AND ACQUISITIONS -- IN GENERAL

Many recent studies have concluded that a sizable majority of mergers and acquisitions fail to deliver shareholder value. Nevertheless, shareholders overwhelmingly approve most mergers and acquisitions. At the same time, significant mergers and acquisitions may entail serious social and environmental risks. For this reason, we will review the potential social and environmental costs of any merger or acquisition along with purely financial considerations. Although mergers and acquisitions may offer financial, and even social and environmental, benefits, their tendency to under perform, and their potential to do harm, creates the need for special scrutiny on a CASE-BY-CASE basis.

We will OPPOSE any merger or acquisition whose resulting company would not qualify for the Domini 400 Social IndexSM on exclusionary grounds (for example, we would oppose the acquisition of a holding by a tobacco manufacturer). We will also generally OPPOSE mergers that involve a two-tiered stock offer. When evaluating mergers and acquisitions, in addition to the business case for the deal, where information is available, we will consider the following factors:

     o  The relative social and environmental performance of the two companies;
     o The impact of the merger on employees, including layoffs and proposed post-merger investments in human resources;
     o Whether this is a hostile acquisition of a company with a substantially unionized workforce by a company with a non-unionized workforce;
     o The acquiring company's plans for cultural integration of the two companies;
     o  The acquiring company's history of acquisitions;
     o Executive and board compensation packages tied to successful completion of the merger;
     o  Corporate governance changes as a result of the merger.

In certain industries, such as media, banking, agriculture and pharmaceuticals, we will consider with caution mergers that will create notably high levels of industry concentration, and may weight such considerations heavily in our decisionmaking.

MERGERS AND ACQUISITIONS -- IMPACT OF MERGER

Shareholders have requested companies to present a report on the impact a merger or acquisition has on employment levels, director and executive compensation, philanthropic commitment, and company products. For example, in the case of a bank merger, shareholders have asked what effect the merger will have on community reinvestment activities (CRA). We will SUPPORT these resolutions.

MERGERS AND ACQUISITIONS -- SHAREHOLDER APPROVAL

Some shareholders have sought to require submission to shareholders of any merger or acquisition, regardless of size. While mergers and acquisitions that decisively change a company's character should be submitted to its owners for approval, we will OPPOSE all-inclusive resolutions since they are both impractical and entail an unnecessary expense.

PROXY VOTING -- CONFIDENTIAL BALLOT

Many companies' proxies bear the name of the shareholder, allowing companies to learn who voted how in corporate elections. Confidential voting is necessary to maintain a proxy voting system that is free of pressure. Shareholders have asked that proxy voting be kept confidential, except in those limited circumstances when the law requires disclosure. We will SUPPORT these resolutions.

RE-INCORPORATION

When a corporation seeks approval from its shareholders to reincorporate into a different jurisdiction, we will review management's rationale, and consider such proposals on a CASE-BY-CASE basis. Occasionally, a corporation will seek to re-incorporate in order to reduce its tax burden, or to shield itself from shareholder or consumer lawsuits. We will OPPOSE re-incorporation into jurisdictions that serve as tax shelters, such as Bermuda, or that significantly reduce legal rights for shareholders and other corporate stakeholders. We will SUPPORT shareholder proposals to re-incorporate corporations from such jurisdictions.

SHAREHOLDER RESOLUTIONS -- IDENTIFICATION OF PROPONENTS

Shareholders have asked that management fully identify proponents of all shareholder resolutions. We will SUPPORT these resolutions.

SHAREHOLDER RESOLUTIONS -- SUPERMAJORITY VOTES

A company may propose a bylaw requiring that certain types of shareholder resolutions receive a supermajority -- sometimes as much as 80% of the vote -- to be adopted. We will OPPOSE these resolutions.

TAKEOVER -- EMPLOYEE STOCK OWNERSHIP PLANS (ESOPS)

ESOPs should promote active employee ownership. However, some companies have proposed ESOPs as a way to park stock to avoid a takeover. We will OPPOSE ESOPs not intended and designed to promote active employee ownership.

TAKEOVERS -- STOCK ISSUANCE

Management may seek authorization to issue stock in an effort to avoid a takeover. We will OPPOSE these resolutions.

SOCIAL AND ENVIRONMENTAL ISSUES

SUSTAINABILITY REPORTS

Concerned investors increasingly believe that the long-term financial health of a corporation is tied to the economic sustainability of its workers and the communities in which they operate, source, and sell their products. Consequently, these investors have sought to analyze corporate financial, social, and environmental performance, and have asked corporations to prepare sustainability reports detailing their firms' records in these areas. Some shareholders have requested that companies prepare such reports using the sustainability guidelines issued by the Global Reporting Initiative (GRI). We will SUPPORT resolutions requesting these reports.

COMMUNITY

ACCESS TO PHARMACEUTICALS -- DISCLOSURE OF INCENTIVES TO PHARMACEUTICAL
PURCHASERS

Drug companies have provided doctors, pharmacy benefit managers, and other pharmaceutical purchasers rebates, payments, and other incentives to purchase their drugs. These incentives are often hidden, and are therefore not passed on to patients. According to a US News & World Report article entitled "When Is a Rebate a Kickback?", some estimate that these payments add up to approximately 10% of the $122 billion Americans spend on drugs annually. Shareholders have called on pharmaceutical companies to issue reports disclosing the extent and types of incentives they use to influence pharmaceutical purchasers to select their drugs. We will SUPPORT these resolutions.

ACCESS TO PHARMACEUTICALS -- ETHICAL CRITERIA FOR DRUG PATENT EXTENSIONS

According to a May 2002 study by the National Institute for Health Care Management, two-thirds of drugs approved by the FDA during the period 1989-2000 were modified or identical versions of existing drugs. Patents on these "me too" drugs extend the time it takes for generic drugs to come to market, which are lower in cost but equally effective alternatives to brand names. Shareholders have called into question the ethics of effectively extending the patents on existing drugs, and are concerned about the negative effects of this practice on their companies' reputations and on consumers' access to needed treatments.

We will SUPPORT resolutions asking companies to develop ethical criteria for the extension of patents on prescription drugs and to issue reports on the implications of such criteria.

CABLE COMPANIES AND PORNOGRAPHY

The availability and the level of graphic, sexually explicit, and/or obscene content on cable channels is expanding. This "mainstreaming" of pornography has become a source of serious concern for some shareholders on both social and financial grounds. Among other things, shareholders have asked cable companies to:

     o Outline the business case for their increasing distribution of pornography
     o  Review policies governing content decision-making for cable operations
     o Assess the potential legal issues and financial liabilities posed by possible violations of local obscenity laws and lawsuits from individuals and communities.

We will SUPPORT these resolutions.

CITIZEN INITIATIVES -- NONINTERFERENCE BY CORPORATIONS

According to the Supreme Court, large corporations have a constitutional right to participate in initiative campaigns. However, their financial contributions can and do defeat citizen initiative campaigns for environmental protection, recycling, sustainable resource use, and right to know laws. Shareholders have asked corporations to refrain from contributing to initiative campaigns unless a competitor would gain a competitive advantage from it. We will SUPPORT such resolutions.

COFFEE CRISIS REPORT

In the early 2000s, the price of coffee beans reached all-time lows, preventing small farmers from earning enough to cover their costs of production. This crisis in the global coffee market has pushed thousands of small coffee farmers to the brink of starvation, with many abandoning their farms out of desperation. In addition, nations that depend on coffee income have had to cut back on essential social services. The move to plantation-grown coffee, which has exacerbated the plight of small farmers, threatens the environment as well. The crisis presents significant reputational risks to corporations that roast and sell coffee, as they become associated with this humanitarian crisis. Shareholders have asked companies to report on their policies related to the steep decline in coffee prices, and their response to the crisis. We will SUPPORT these proposals.

CONFIDENTIALITY OF PERSONAL INFORMATION

The outsourcing of white-collar jobs overseas has prompted concerns over the enforceability of U.S. laws to protect confidential data of customers and patients. Some shareholders have called on companies to report on policies and procedures to ensure all personal and private customer information remains so even when business operations are outsourced overseas, contracted or subcontracted. We will SUPPORT these resolutions.

CORPORATE WELFARE

Corporate welfare, according to a Time magazine article on the subject, is "any action by local, state or federal government that gives a corporation or an entire industry a benefit not offered to others." Federal corporate welfare payments in 1998 reportedly equaled 26% of total 1998 after-tax corporate profits in the U.S. Government officials, business leaders, shareholders, and others worry that corporate welfare leads to unfair market competition and softens the ability of American businesses to compete. We will SUPPORT resolutions that ask corporations to report the corporate welfare benefits they receive.

EQUAL CREDIT OPPORTUNITY

Access to capital is essential to participating in our society. The Equal Credit Opportunity Act prohibits lenders from discriminating with regard to race, religion, national origin, sex, age, and the like.

Shareholders have asked for:

     o Reports on lending practices in low/moderate income or minority areas and on steps to remedy mortgage-lending discrimination.
     o The development of fair lending policies that would ensure access to credit for major disadvantaged groups and require annual reports to shareholders on their implementation.
     o The development of policies to ensure that the firm does not securitize predatory loans.
     o Specific actions to prevent predatory lending. (The subprime lending industry has been the subject of widespread criticism for systemic abuses known collectively as predatory lending. Predatory lending includes the charging of excessive rates and fees, failing to offer borrowers with good credit interest rates that reflect their sound credit records, requiring borrowers to give up their full legal rights by agreeing to mandatory arbitration as a condition of receiving the loan, and paying large prepayment penalties that make refinancing loans prohibitively expensive. These practices have disproportionate impact on low-income, elderly, and minority borrowers.)
     o The application by nonfinancial corporations, such as auto companies, of Equal Credit Opportunity Act standards to their financial subsidiaries.
     o The application of domestic Community Reinvestment Act standards to emerging market countries.

We will SUPPORT these resolutions.

INSURANCE COMPANIES AND ECONOMICALLY TARGETED INVESTMENTS

Economically targeted investments (ETIs) are loans made to low- to moderate-income communities or individuals to foster, among many things, small businesses and farms, affordable housing, and community development banks and credit unions. At present, insurance companies put less than one-tenth of one percent of their more than $1.9 trillion in assets into ETIs. Shareholders have asked for reports outlining how insurers could implement an ETI program. We will SUPPORT these resolutions.

LAND PROCUREMENT

Retail firms, particularly `big-box retailers' can have a significant negative impact on local communities, permanently altering the character of the community's economy and environment. Controversies that arise as a result may negatively impact the company's reputation and ability to attract consumers. We will SUPPORT shareholder proposals asking such companies to develop socially and environmentally sensitive land-procurement policies, and to report to shareholders on their implementation.

Occasionally corporations locate facilities on sites of archeological or cultural importance. Local citizens often protest such plans. Shareholders have asked companies to:

     o Prepare a report on the impact of its plans in culturally sensitive sites;
     o Develop policies that would ensure the preservation of communities cultural heritage and the natural environment;
     o  Consult with affected communities on development plans;
     o Maintain high ethical standards when working with governments and partners;
     o  Cease their operations on these sites once operations have begun.

We will SUPPORT these resolutions.

LOWER DRUG PRICES

Millions of Americans have severely limited or no practical access to crucial prescription drugs because they are either uninsured or underinsured. In addition, shareholders have criticized pharmaceutical companies for using a two-tiered pricing system through which retail purchasers are charged significantly more for drugs than are group purchasers like HMOs and federal government agencies. As a result, the underinsured and uninsured must often pay higher prices for the same drugs than their adequately insured counterparts. We will SUPPORT resolutions asking companies to implement and report on price restraint policies for pharmaceutical products.

OVER-THE-COUNTER (OTC) DERIVATIVES RISK

Alan Greenspan, the Federal Reserve Chairman, and others in the investment world have expressed concern over the negative impact of derivatives trading, and the extensive use of derivatives throughout the economy. To evaluate the credit risks associated with exposure to the derivatives market, shareholders have requested financial companies to provide adequate disclosure of the collateral for over the counter derivatives. We will SUPPORT these resolutions.

POLITICAL CONTRIBUTIONS & NONPARTISANSHIP

Even after the passage of the Bipartisan Campaign Reform Act, which banned federal soft-money contributions by corporations, concerns still remain about corporate involvement in the political process. For example, state regulations regarding political contributions vary widely, and it can be very difficult, if not impossible, to obtain an accurate picture of a corporation's political involvement. In addition, concerns have been raised regarding corporate Political Action Committees, which are established to collect political contributions from employees. Shareholders have asked boards of directors to establish corporate political contributions guidelines and reporting provisions, and to produce reports detailing the use of corporate resources for political purposes. We will SUPPORT these resolutions.

We will also SUPPORT proposals advancing principles of corporate nonpartisanship, for example, requesting corporations to refrain from devoting resources to partisan political activities or compelling their employees to contribute to or support particular causes.

PUBLIC INTEREST OBLIGATIONS

The Federal Communications Act of 1934 requires media companies utilizing the publicly owned airwaves to act as a public trustee, and to fulfill a public interest obligation. Shareholders have asked media companies to report on their activities to meet their public interest obligations. We will SUPPORT such proposals.

QUALITY OF HEALTHCARE

Many communities are increasingly concerned about the ability of for-profit healthcare institutions to provide quality healthcare. Shareholders have asked corporations operating hospitals for reports on the quality of their patient care. We will SUPPORT these resolutions.

REDLINING

"Redlining" is the systematic denial of services to an area based on its economic or ethnic profile. The term originated in banking, but the same practice affects businesses as different as insurance companies and supermarkets. Shareholders have asked management to appraise their lending practices and develop policies to avoid redlining.

Shareholders have also asked insurance companies to develop "fair housing" policies that would assure adequate homeowner insurance protection in low-income neighborhoods. We will SUPPORT these resolutions.

RIDE SAFETY

The U.S. Consumer Product Safety Commission (CPSC) report Amusement Ride-Related Injuries and Deaths in the United States: 1987-1999 states that 7,000 people were treated in the hospital in 1999 for injuries related to amusement parks. In addition, such injuries increased over the time period investigated by 95%, while attendance increased by only 7%. No federal regulation of amusement parks currently exists, and parks in many states are not required to report on injuries caused by rides. Shareholders have filed resolutions asking companies to report on company policies for ride safety, medical response, and reporting of injuries related to amusement park rides. We will SUPPORT these resolutions.

DIVERSITY

Note: See also "Board of Directors-- Diversity" in our Corporate Governance section.

EQUAL EMPLOYMENT OPPORTUNITY AND AFFIRMATIVE ACTION REPORT

All corporations have the power to promote equality in the workplace and the marketplace. Shareholders have asked for reports that may include:

     o A chart identifying employees by sex, race, and the various job categories defined by the EEOC;
     o  A description of affirmative action policies and programs in place;
     o  The company's Form EEO-1 disclosure report;
     o A report on the percentage of hires during the previous year who were persons with disabilities;
     o A description of programs designed to increase the number of women and/or minority managers;
     o A description of programs designed to increase the number of persons employed with disabilities;
     o A description of how the company is working to eliminate "glass ceilings" for female and minority employees;
     o A report on any material litigation facing the company concerning diversity-related controversies;
     o A description of how the company publicizes its affirmative action policies and programs to suppliers and service providers; and/or
     o A description of programs directing the purchase of goods and services from minority-and/or female-owned businesses.

We will SUPPORT these resolutions.

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EQUALITY PRINCIPLES ON SEXUAL ORIENTATION

In 1995, a coalition of advocacy groups and businesses, primarily in financial services, developed the Equality Principles on Sexual Orientation. The principles call on companies to:

     o Adopt written prohibitions against discrimination in employment based on sexual orientation;
     o Recognize and grant equal status to employee groups formed to address sexual orientation issues in the workplace;
     o  Include sexual orientation issues in diversity training;
     o Grant spousal benefits to domestic partners, regardless of sexual orientation;
     o Refrain from using negative stereotypes of sexual orientation in advertising; and
     o Practice nondiscrimination in the sale of goods and services and the placement of advertisements.

Shareholders have asked for reports on the implementation of the Principles. We will SUPPORT these resolutions.

PAY EQUITY

Historically women have not received comparable wages for comparable work in many sectors of our economy, although national legislation requires that they be comparably compensated. Shareholders have asked for reports that companies undertake studies to assure that all women and minorities are paid comparably with their counterparts. We will SUPPORT these resolutions.

RACIAL STEREOTYPES IN ADVERTISING

Racial stereotyping persists in advertising and team logos. The most notorious of these is the Cleveland Indians' "Chief Wahoo." Shareholders have asked companies to display more sensitivity toward the images they present. We will SUPPORT these resolutions.

ENVIRONMENT

ADOPT GLOBAL ANIMAL WELFARE STANDARDS

Shareholders have asked restaurants and other corporations to adopt animal welfare standards for their operations worldwide, and to report these standards to shareholders. We will SUPPORT these resolutions.

CERES PRINCIPLES

The Coalition for Environmentally Responsible Economies (CERES) was formed in 1989 in the wake of the Exxon Valdez disaster.

It developed a set of ten principles, now called the CERES Principles, to guide corporate decisions that affect the environment. By subscribing to the Principles, a company commits itself to:

     o Work toward positive goals such as sustainable use of natural resources, energy conservation, and environmental restoration;
     o  Set definitive goals and a means of measuring progress; and
     o Inform the public in an environmental report published in the format of a CERES Report.

Shareholders have submitted resolutions asking corporations to study the Principles or to endorse them. We will SUPPORT these resolutions.

CO2 AND CLIMATE CHANGE

Shareholders have become increasingly concerned about the potential climate-changing effects of greenhouse gas emissions (GHG emissions) from their companies' operations and products. They have focused particular attention on electric utility, oil, manufacturing, and insurance companies. Some shareholders have asked electric utility companies for reports on policies, programs, and progress to date in helping ratepayers conserve energy and in using benign sources of electricity to reduce CO2 emissions. Others have asked oil, electric utility, and manufacturing companies to report on GHG emissions from their operations and products, and their progress towards reducing such emissions. Shareholders have also asked property and casualty insurance industry firms to report on their exposure to potentially catastrophic risks from natural disasters brought on by worldwide climate change. We will SUPPORT these resolutions.

ENVIRONMENTAL HAZARDS TO COMMUNITY

The public has a right to know whether a company uses substances that pose an environmental health or safety risk to a community in which it operates. Shareholders have asked companies to make information about these risks available to enable surrounding communities to assess a facility's potential impact. We will SUPPORT these resolutions.

ENVIRONMENTAL REPORTS

Shareholders have asked companies to prepare general reports (often using the CERES Report as a guide) describing company programs, progress, and future plans in the environmental area. Such resolutions may also ask the company to
(1) disclose environmental liabilities in a somewhat clearer fashion than the SEC requires, (2) report on toxic emissions, or (3) disclose the environmental impact of the company's operations on biodiversity. Other requests have focused on specific environmental problems, such as hazardous waste sites. Shareholders have also asked for reports on the environmental and occupational standards that companies require of their suppliers and vendors. We will SUPPORT these resolutions.

ENVIRONMENTAL STANDARDS FOR INTERNATIONAL ELECTRONICS INDUSTRY SUBCONTRACTORS

The manufacture of semiconductors requires extensive use of toxic chemicals and the use and discharge of large amounts of water. Shareholders have asked certain large U.S. electronics products companies to report on their policies for monitoring the environmental records of their major overseas suppliers. We will SUPPORT these resolutions.

GENETICALLY ENGINEERED (GE) AGRICULTURAL PRODUCTS

There is growing concern that GE foods may be harmful to humans, animals, or the environment. There is also concern that any detrimental impact on public health and the environment resulting from these foods may expose companies to substantial financial liabilities. Shareholders have asked companies to delay marketing GE foods until testing proves these products to be safe over the long term. They have also asked companies that are currently marketing GE foods to
(1) label them as such; (2) adopt a policy to phase them out; (3) report on the financial and environmental costs, benefits, and risks associated with the production and consumption of these products; and/or (4) report on the feasibility of phasing them out, unless long-term testing proves them safe to humans, animals, and the environment. We will SUPPORT these resolutions.

NO MINING OR EXPLORATION AND PRODUCTION IN CERTAIN ENVIRONMENTALLY SENSITIVE REGIONS

Certain regions of the U.S., such as the Arctic National Wildlife Refuge or the Okefenokee National Wildlife Refuge, are particularly environmentally sensitive. Shareholders have asked natural resource extraction companies to adopt a policy of not exploiting these regions. We will SUPPORT these resolutions.

PAPER PRODUCTION AND USE -- CHLORINE BLEACHING

The insatiable demand for paper has led to clear-cutting of forest for pulp and the use of chlorine bleaching to achieve whiteness in the end product. As both these practices have dire environmental consequences, shareholders have asked paper manufacturers to report on plans to phase out the production of paper using these processes. In addition, shareholders have also asked companies to report on steps taken to eliminate the use of chlorine bleaching in the production of their products. We will SUPPORT these resolutions.

PAPER PRODUCTION -- TELEPHONE DIRECTORIES

Some producers of telephone books use paper derived from virgin rainforests. Since alternative sources of paper exist, shareholders have asked publishers to phase out the use of paper from these sources. We will SUPPORT these resolutions.

PHASE OUT MERCURY-CONTAINING DEVICES

Mercury, a bioaccumulative neurotoxin contained in such devices as thermometers and sphygmomanometers, poses a significant threat to public health. We will SUPPORT resolutions asking corporations to phase out their production and/or sale of mercury-containing devices.

PVCS (POLYVINYL CHLORIDE PLASTICS), PHTHALATES

PVCs are environmentally hazardous throughout their life cycle (production, use, and disposal). Dioxin, a known human carcinogen, is created during the production of PVC feedstocks, as well as when PVCs are burned in waste incinerators. Among other things, dioxin has been linked to endocrine disruption, reproductive abnormalities, neurological problems, and infertility in humans and animals. In addition, large amounts of chemicals called "phthalates" are used to manufacture flexible PVC products. A commonly used phthalate plasticizer called di-ethylhexyl-phthalate (DEHP) is a probable reproductive toxicant, as well as a toxicant of the liver and kidney.

PVCs are the primary component in 25% of all medical products. These include IV, blood, and enteral feeding bags; oxygen tubing and masks; dialysis tubing; enteral feeding tubes; examination gloves; and sterile packaging. Many non-PVC medical supplies (IV bags, gloves, plasma collection bags, and containers) are currently available and others (tubing, film for collection bags, and blood bags) are under development. We will SUPPORT resolutions asking companies to phase out the manufacture of PVC- or phthalate-containing medical supplies where safe alternatives are available.

PVCs are also extensively used in building materials such as furniture and floor coverings. We will SUPPORT resolutions asking companies to report on the risks, financial costs, and benefits, and environmental and health impacts of the continued use of PVCs in these types of products.

POLLUTION PREVENTION, RECYCLING, AND PRODUCT LIFE-CYCLE RESPONSIBILITY

Implementation of pollution-prevention and recycling programs results in clear benefits to corporations, shareholders, and the environment. Shareholders have asked corporations in environmentally risky industries to adopt a policy requiring each major facility to conduct an annual review of pollution-prevention measures. Shareholders have also asked companies to adopt and report upon plans for the virtual elimination from their operations of certain pollutants that cause severe environmental harm. Others have asked corporations to increase the use of recycled materials in their production processes and/or to implement a strategy encouraging consumers to recycle company products. In addition, shareholders are increasingly asking companies to commit to taking responsibility for the environmental impact of their products during their entire life cycles and to report on the initiatives they use to achieve this objective. We will SUPPORT these resolutions.

RENEWABLE FUELS AND ENERGY EFFICIENCY

Burning coal and oil contributes to global climate change, acid rain, deteriorating air quality, and related public health and environmental problems. In addition, the use of nonrenewable fuels such as oil and coal is, by definition, an unsustainable business practice. Corporations can significantly reduce their negative impact on the environment by implementing more energy-efficient manufacturing processes and marketing more energy-efficient products. They may also do so through creating products and manufacturing processes that utilize renewable energy sources, several of which are currently cost-competitive. In addition, energy companies can help by increasing their investments in the development of renewable energy sources.

We will SUPPORT resolutions asking corporations to develop products and operations that are more energy-efficient and/or that rely on renewable fuel sources. We will also SUPPORT resolutions asking energy companies to increase their investments in the development of renewable energy sources.

REVIEW POLICY ON SALE OF PRODUCTS CONTAINING OLD-GROWTH TIMBER

Old-growth forests are disappearing rapidly around the world. They represent critically important ecological assets that must be preserved for future generations. Companies selling products containing wood from old-growth forests are contributing to the destruction of these forests. Shareholders have asked retail firms to review their policies on the sale of products containing wood from old-growth forests and to develop and implement comprehensive policies prohibiting the harvest and trade in products from old growth and endangered forests. We will SUPPORT these resolutions.

RISKS LINKED TO WATER USE

There is a need for long-term corporate water use strategies. Corporations are exposed to the following risks linked to water use:

     o  Increasing water costs;
     o  Increasing competition for water supplies;
     o  Conflicts with local communities over water rights; and
     o Risk of disruption of water supplies and its impact on business operations.

In particular, social investors are concerned with companies involved in the bottled-water industry. These companies risk the potential of being involved in water rights disputes with local communities. We will SUPPORT resolutions requesting companies to report on the business risks associated with water use and its impact on the corporation's supply chain, and steps taken to mitigate the impact on water supplies of communities near company operations.

USE OF PARABENS IN BEAUTY PRODUCTS

Parabens, used as preservatives in beauty products, have been identified as estrogenic chemicals. Estrogenic chemicals are those that mimic the action of estrogen, a hormone that has been shown to control the growth of breast cells. In addition, it has also been shown that exposure to external estrogens, those not naturally produced by the body, increase the risk of breast cancer. The National Research Council has determined that certain synthetic chemicals that mimic the function of estrogen are associated with adverse effects on the reproductive health of wildlife and other animals. There is substantial scientific evidence to suggest that increased exposure to substances that behave like estrogen in the body may elevate an individual's risk of developing cancer.

We will SUPPORT resolutions asking companies to report on the feasibility of removing, or substituting with safer alternatives, all parabens used in their products.

HUMAN RIGHTS

AFFORDABLE HIV/AIDS, TUBERCULOSIS, MALARIA, AND OTHER DRUGS FOR DEVELOPING COUNTRIES

As of December 2000, approximately 90% of the 36.1 million people living with HIV/AIDS resided in developing countries. Tuberculosis (TB), a disease that is frequently a complication of AIDS, claims approximately 2 million lives annually and is the world's leading infectious killer. Malaria similarly claims approximately 1.1 million lives.

Shareholders have called on pharmaceutical companies in industrialized nations to develop and implement a policy to provide HIV/AIDS, TB, malaria, and other drug treatments in ways that the majority of people affected by these diseases in developing countries can afford. These resolutions are intended to help provide relief to developing countries that are gravely suffering from these epidemics and to protect the intellectual property of their companies' products in order to ensure their long-term profitability. We will SUPPORT these resolutions.

AIDS -- IMPACT OF AIDS ON OPERATIONS

The World Health Organization (WHO) reported that sub-Saharan Africa has one of the highest rates of AIDS and one of the lowest percentages of infected populations receiving treatment. UNAIDS, the Joint United Nations Programme on HIV/AIDS, stated that in order to achieve sustainable development in these regions, both the government and the private sector need to address the local AIDS epidemic. The private sector can do so through the provision of comprehensive workplace health coverage, counseling, testing, and treatment programs. We will SUPPORT resolutions that call for corporate reports on the impact of AIDS on operations in sub-Saharan Africa.

BURMA

The Burmese military dictatorship has been accused of serious, ongoing human rights violations. The behavior of the Burmese government has led to international censure and, in the case of the United States, government sanctions. In July 2003, the US government passed legislation (the Burmese Freedom and Democracy Act) making it illegal to import goods and services from Burma. Most large investments in Burma must be made through joint ventures with the military dictatorship, thus providing income to a regime that has committed gross violations of human rights. Shareholder resolutions relating to Burma include:

     o Requests for comprehensive reports on corporate operations or investments in Burma;
     o Requests for reports on the costs -- both tangible and intangible -- to companies attributable to their being boycotted for doing business in Burma; and
     o Demands that companies terminate all operations or investments in Burma.

We will SUPPORT these resolutions.

CHINA -- HUMAN RIGHTS CRITERIA

Resolutions introduced in Congress have called for U.S. corporations with operations in the People's Republic of China to follow certain principles in doing business there. These principles commit companies to, among other things, promote freedom of expression and freedom of association among employees, to use production methods that do not risk harm to the environment, and to prohibit the presence of the Chinese military on the premises. We will SUPPORT resolutions asking companies to adopt these principles.

Shareholders have submitted resolutions asking companies in certain key industries, such as nuclear power, not to begin new operations in China until the country improves its human rights record. They have also submitted resolutions asking financial services companies transacting business in China to report on the impact such transactions have on human rights and the environment. We will SUPPORT these resolutions.

CHINA -- PRISON LABOR

The widespread belief that the government of China uses forced labor from its prison system to produce goods for export to the U.S. and elsewhere has spawned a number of general resolutions on where and how companies do business overseas (see above). Some shareholders, however, have asked for specific reports on business operations in China. We will SUPPORT these resolutions.

CHOOSING WHERE AND HOW TO DO BUSINESS

Companies choose where they will do business, where they will operate their factories, where they will subcontract their work or buy finished goods, and where they will extract natural resources. Shareholders have asked companies to develop guidelines for these choices that include consideration of a regime's human rights record. We will support these resolutions.

GLOBAL COMPANIES -- STANDARDS OF CONDUCT

Global manufacturing, resource extraction, financial services, and other companies face complex issues arising from the diverse cultures and political and economic contexts in which they operate. Shareholders have asked companies to develop, adopt, and continually improve codes of conduct to guide company policies, programs, and operations, both within and outside their cultures of origin, and to publicly report these policies. Shareholders believe these codes should include policies designed to ensure the protection of the environment and human rights, the payment of just wages, the maintenance of safe working conditions, the avoidance of child and forced labor, and freedom of association. Shareholders often ask companies to adhere to policies that conform to the International Labor Organization's Core Conventions and the United Nations Universal Declaration on Human Rights. We will SUPPORT these resolutions.

GLOBAL COMPANIES -- STANDARDS FOR VENDORS

The outcry against the use of offshore sweatshops by U.S. retailers has many origins. Underlying those protests, however, is a common assumption: U.S. corporations have the power to alter the conditions under which their vendors operate. Shareholders have asked companies for reports describing their vendor standards, focusing especially on the workers' right to organize, working conditions, and worker compensation. They have also asked for (1) companies to use external, independent monitoring programs to ensure that their vendors comply with their vendor standards; and (2) reports on companies' efforts to assure that they are not doing business with contractors that use forced labor, child labor, or otherwise have abusive working conditions. We will SUPPORT these resolutions.

INDONESIA

Persistent reports indicate that textile and footwear factories in Indonesia subject their workers to exploitive techniques. Workers' protests have ended in the face of military force, and union members and organizers have been fired for their troubles. Shareholders have asked that companies adopt standards to guide their vendors' operations in Indonesia and use independent monitors to protect their vendors' workers. We will SUPPORT such resolutions.

INFANT FORMULA

Nutrition researchers have learned that substitution of infant formula for breast milk increases health risks to children. Shareholders have asked companies that produce infant formula to endorse the WHO/UNICEF Code of Marketing for Breast-Milk Substitutes. We will SUPPORT these resolutions.

INTERNATIONAL FINANCIAL STABILIZATION

Instability in international financial markets can lead to crises that fall heavily upon the developing consumer markets through the loss of jobs and higher prices for essential goods. An unstable market can also threaten the long-term profitability of corporations through their exposure to these markets and through the loss of markets. Corporations, particularly financial institutions, can play an important role in promoting international financial stability. Shareholders have asked corporations to restrain their short-term lending and their exposure of other financial instruments to emerging market countries, highly leveraged institutions, and poorly regulated banking centers, and to promote and support similar regulatory measures proposed by coordinating bodies like the IMF. We will SUPPORT these resolutions.

INTERNATIONAL LENDING AND ECONOMIC DEVELOPMENT

Programs enforced by the IMF and World Bank are supposed to help developing countries repay loans, but considerable evidence indicates their effects include:

     o  Encouraging capital flight from less economically developed countries;
     o  Eroding human and natural resources;
     o  Encouraging the inefficient use of capital;
     o  Decreasing spending for health, education, and housing; and
     o  Undermining a country's long-term capacity to repay its debts.

To help remedy these matters, shareholders have asked financial services companies to develop criteria for the evaluation, support, and use of intermediaries capable of promoting appropriate development in emerging economies. Others have asked for the disclosure of the criteria used in extending loans to developing countries so as to avoid adding to their $1.3 trillion debt to industrialized countries. Shareholders have also asked companies to cancel debts owed to them by developing countries, particularly those designated as Heavily Indebted Poor Countries by the World Bank and the IMF. Still others have asked for information on structural adjustment programs. We will SUPPORT these resolutions.

JUSTICE FOR INDIGENOUS PEOPLES

Shareholders have asked natural resource extraction companies to report on their operations on indigenous lands and to address the impact and implications of their activities on both the land and the people. Shareholders have also asked these companies to cease operations on indigenous lands that have an adverse environmental, socioeconomic, or human rights impact on the local population. We will SUPPORT these resolutions.

MEXICO -- MAQUILADORAS

Maquiladoras are facilities operated by U.S. companies just south of the U.S.-Mexico border. There, Mexican workers --paid a fraction of what U.S. workers would require to subsist-- assemble parts made in the U.S. and ship the finished goods north. Shareholders may ask management to:

     o Initiate a review of its maquiladora operations, addressing issues such as environmental health and safety, or fair employment and wage practices, as well as standards of living and community impact; and
     o Prepare a report with recommendations for changes in light of the findings

We will SUPPORT these resolutions.

MONEY LAUNDERING

In order to prevent money laundering, shareholders have asked financial institutions not to engage in financial transactions, including no correspondent or payable-through accounts, for any financial institution that is not willing to provide the identity and address of the participants in transactions or relationships or the identity of the beneficial ownership of funds. We will SUPPORT these resolutions.

NIGERIA, CHAD, AND CAMEROON

Corruption and instability have historically plagued the governments of Nigeria, Chad, and Cameroon. Human rights groups have denounced these countries' human rights records. Shareholders have asked companies with operations in these states to report on their businesses there and their relationships with the government, or to develop guidelines for their operations in that country. We will SUPPORT these resolutions.

NORTHERN IRELAND -- MACBRIDE PRINCIPLES

The International Commission of Jurists has cited employment discrimination as one of the major causes of conflict in Northern Ireland. Shareholders have asked companies to make all lawful efforts to implement and/or increase activity on each of the nine MacBride Principles (equal employment opportunity principles). We will SUPPORT these resolutions.

QUESTIONABLE OVERSEAS PAYMENTS

U.S. corporations can provide valuable goods and services to developing countries that help them attain a higher standard of living. At the same time, corporations doing business in these countries must be certain they are not violating provisions of the Foreign Corrupt Practices Act that prohibit the accepting of bribes and other questionable payments. Shareholders have asked companies to audit their foreign contracts to assure that no violations of the Foreign Corrupt Practices Act are occurring. We will SUPPORT these resolutions.

SOUTH AFRICA

We immediately answered Nelson Mandela's October 1993 call to reinvest in South Africa by removing our prohibitions on investments in companies with operations there. However, pressure on American corporations with any business, even indirect, in South Africa remains an effective tool for human rights advocates. U.S. shareholders have advocated responsible investment in the country and have asked companies to commit themselves to uphold the South African Council of Churches Code of Conduct for corporations doing business there. We will SUPPORT these resolutions.

TIBET

Since 1950, China has occupied Tibet. Human rights activists have protested China's policies and practices in that country. From within Tibet there has been substantial opposition to Chinese rule. Shareholders have asked corporations to review plans for operating in Tibet in light of their policies on human rights. We will SUPPORT these resolutions.

MILITARISM AND VIOLENCE

COMMITMENT TO PEACE AND TO PLANNING FOR PEACETIME PRODUCTION

With the end of the Cold War, defense contractors should turn their attention to nonmilitary markets and to converting military technology to civilian uses. Shareholders have asked for reports on military sales, conversion of military production to civilian purposes, and diversification plans to civilian production. We will SUPPORT these resolutions.

HANDGUN SALES

Violence in the U.S. has increasingly become a major concern. Tens of thousands of Americans die annually due to gunfire, including many children. Restricting easy access to guns is one way of reducing the possibility of gun violence. We will SUPPORT resolutions that ask certain mainstream retail companies to stop selling handguns and related ammunition, and to return all handgun inventories and related ammunition to their manufacturers.

VIOLENCE ON TELEVISION

Children's television programming recently set an all-time record of 32 violent acts per hour. By the time children finish elementary school, on average they have watched 8,000 murders and 100,000 acts of violence. Shareholders have asked media companies and program sponsors for reports on standards for television program production and mechanisms for monitoring violent programming. We will SUPPORT these resolutions.

WORKPLACE VIOLENCE

According to the Bureau of Labor Statistics Census of Fatal Occupational Injuries, 15% of fatal work injuries were caused by homicide in 1999. The Bureau also reported that violent acts were the second leading cause of workplace fatalities among female workers in 1999, accounting for 33% of such fatalities. In keeping with the recommendations of the U.S. Occupational Safety and Health Administration, shareholders have asked corporations to develop violence prevention programs in the workplace. We will SUPPORT these resolutions.

TOBACCO

INSURANCE AND HEALTHCARE COMPANIES INVESTING IN TOBACCO

Shareholders have asked insurance and healthcare company boards to report on the appropriateness of investments in the tobacco industry. They have also asked for reports on the impact of smoking on benefit payments for death, disease, and property loss. Shareholders have also asked insurance companies and healthcare providers not to invest in the stocks of tobacco companies. We will SUPPORT these resolutions.

LIMITATION ON TOBACCO SALES TO MINORS AND OTHERS

In the United Kingdom, social investors with a tobacco screen eliminate supermarket chains because they sell cigarettes. U.S. investors have focused on tobacco product manufacturers, not retailers. (Domini Social Investments will not invest in corporations that derive more than 15% of their revenues from the sale of tobacco products.) However, U.S. shareholders have submitted resolutions asking management of grocery chains, convenience stores, service stations, and pharmacies to implement programs to ensure that they do not sell tobacco products to minors, to restrict the promotion and marketing of tobacco products both in the U.S. and abroad, and/or to stop selling them altogether. In addition, shareholders have asked tobacco companies (which the Domini 400 Social IndexSM does not include) to limit sales of tobacco products to youth in developing countries and to tie executive compensation to the company's success in achieving federally mandated decreases in teen smoking. Shareholders have also asked tobacco companies to adopt a policy of alerting pregnant women to the dangers of smoking. We will SUPPORT these resolutions.

SALES OF NON-TOBACCO PRODUCTS TO TOBACCO INDUSTRY

Shareholders have asked companies making significant sales of non-tobacco products to the tobacco industry to study the effects of ending these transactions or to stop immediately. Shareholders have also asked companies to study the health impact of certain products sold to the tobacco industry that become part of tobacco products. We will SUPPORT these resolutions.

SMOKE-FREE RESTAURANTS

Exposure to secondhand smoke from cigarettes can be harmful to the health of nonsmokers. An increasing number of restaurants are banning smoking on their premises. Shareholders have asked restaurant companies to adopt a smoke-free policy. We will SUPPORT these resolutions.

TOBACCO ADVERTISING

Tobacco is among the most heavily advertised products in the U.S. Shareholders have asked media companies that profit from cigarette advertising to:

     o Develop policies and practices that would ensure that cigarette advertising is not manipulative or misleading;
     o Voluntarily adopt the 1996 Food and Drug Administration regulations pertaining to tobacco advertising;
     o  Assure that tobacco ads are not youth-friendly;
     o  Assess the financial impact of refusing to run tobacco ads;
     o Develop counter-tobacco ad campaigns funded from the revenues they receive from tobacco advertising; and
     o Prepare reports that address the media's role in encouraging smoking, particularly among children.

Shareholders have also asked media firms to review and report on the ways in which smoking is portrayed in films and television programming. We will SUPPORT these resolutions.

TOBACCO SMOKE IN THE ENVIRONMENT

The hazards of tobacco smoke in the environment -- particularly indoors -- are well documented. Shareholders have requested that a company refrain from efforts to undermine legislation geared toward restricting smoking in public places. Shareholders have also asked restaurant and airline companies to adopt smoke-free policies and they have requested that new fast-food franchises' facilities be smoke-free. We will SUPPORT these resolutions.

II.  DOMINI SOCIAL INVESTMENTS' PROXY VOTING PROCEDURES

These Procedures are designed to ensure that all proxies for which Domini Social Investments LLC ("Domini") has voting authority are cast in the best interests of our clients and Domini Funds' shareholders, to whom we owe a fiduciary duty.

Domini has contractually delegated the implementation of its voting policies to two unaffiliated third parties -- KLD Research & Analytics, Inc. ("KLD") and Social Investment Research Services ("SIRS"), a division of Institutional Shareholder Services, as described below. Domini retains oversight of the proxy voting function through an internal Proxy Voting Committee, chaired by Domini's General Counsel. Domini retains ultimate authority to set voting policies and to vote the proxies of the Domini Funds.

Proxy Voting Committee

Primary responsibility for the proxy voting function at Domini rests with Domini's General Counsel ("GC"). An internal Proxy Voting Committee, chaired by the GC, has been established to exercise oversight of the proxy voting function. The Committee meets on an as-needed basis as issues arise, but at least quarterly. The Committee operates through a consensus decision-making process. The Committee's primary responsibilities include the following:

     1. Developing the Proxy Voting Guidelines: These Guidelines, which set voting policies for all securities for which Domini has authority to vote, are updated on an annual basis (generally before the start of the proxy season in the Spring), and from time to time as necessary, to reflect new issues raised by shareholder activists, regulatory changes and other developments.1 The Committee is also responsible for developing procedures and additional policies, where necessary, to ensure effective implementation of the Guidelines.

     2. Evaluation of vendors: To ensure that proxies are being voted in a timely fashion, and in accordance with the Guidelines, the Committee will receive and review reports from KLD and SIRS on an annual, and an as-needed basis.

     3. Identify and address conflicts of interest where they arise (See "Conflicts of Interest", below)

     4. Determine how to vote in certain circumstances: Where the Guidelines are silent on an issue, where there are unique circumstances that require further examination, or where the Guidelines require a "case-by-case" analysis and KLD does not have sufficient guidance to resolve the issue, the Committee will meet to determine how to vote.





---------------------------
1 Domini applies one set of voting guidelines to all of its current clients. We are willing to work with reasonable special instructions from clients, subject to resource limitations and overall consistency with our investment approach.

        In making these voting determinations, the Committee may draw upon a variety of materials including, for example, SIRS analyses, newspaper reports, academic studies, non-governmental organizations with expertise in the particular issue being voted on, affected stakeholders, and corporate SEC filings, including management's position on the issue in question.

     5. Reporting to Clients (where client is a fund, to the Domini Funds Board of Trustees): The Committee is responsible for ensuring that the following reporting duties are performed: (a) Annual preparation and filing of Form N-PX, containing an annual record of all votes cast for each client. The Form will be posted to Domini's website and on the SEC's website at www.sec.gov; (b) Domini's web page containing an ongoing record of all votes cast for the Domini Social Index Portfolio each year; (c) Responding to client requests for proxy voting information; (d) Annual review and update of proxy voting information in Form ADV, Part II, the Statement of Additional Information for the Domini Funds and the Funds' shareholder reports; (e) Where there have been material changes to the Policies or Procedures, the Committee will ensure that these changes are posted to the Domini website, and communicated to clients; (f) Ensuring that all new clients receive a copy of the most recent Form ADV, containing a concise summary of Domini's proxy voting policies and procedures.

     6. Recordkeeping: The Committee will keep the following records: (a) the Procedures and Policies, as amended from time to time; (b) proxy statements received regarding client securities (via hard copies held by SIRS or electronic filings from the SEC's EDGAR filing system); (c) records of votes cast on behalf of Domini clients (in conjunction with SIRS); (d) records of a client's written request for information on how Domini voted proxies for the client, and any written response to an oral or written client request for such information; (e) any documents prepared or reviewed by Domini that were material to making a decision how to vote, or that memorialized the basis for that decision. These records will be maintained in an easily accessible location for at least five years from the end of the fiscal year during which the last entry was made on such record. For the first two years, such records will be stored at the offices of Domini Social Investments.

KLD Research & Analytics, Inc. ("KLD")

Domini has delegated day-to-day responsibility for the implementation of its Guidelines to its social research provider, KLD. KLD owns and maintains the Domini 400 Social IndexSM, the Index upon which the Domini Social Equity Fund(R) is based. KLD is responsible for reviewing SIRS voting recommendations for each proposal before the vote is cast. KLD has authority to override SIRS recommendation if it believes that the recommendation violates Domini's Guidelines.

Where issues arise that are not explicitly addressed by the Guidelines, KLD has discretion to determine positions that it believes are in the spirit of the Guidelines and the social screening policies applied to the Domini Funds. In some cases, KLD will seek guidance from Domini. In certain special circumstances, KLD has been instructed by Domini to defer the decision to Domini for review by the Proxy Voting Committee.

KLD assists in the development of Domini's Guidelines and works with SIRS on their implementation.

In an effort to enhance the influence of Domini's proxy voting, KLD sends letters on behalf of the Domini Funds to corporations whenever it votes against a board slate due to a lack of diversity and whenever it votes in support of a shareholder resolution to abolish a staggered board structure.

Social Investment Research Service (a division of Institutional Shareholder Services) ("SIRS")

SIRS, and the clients' custodian, monitors corporate events, makes voting recommendations to KLD based on Domini's Guidelines, and casts the votes for Domini's clients subject to KLD's approval. SIRS is also responsible for maintaining complete records of all votes cast, including hard copies of all proxies received, preparing voting reports for Domini, and maintaining Domini's web page containing an ongoing record of all votes cast for the Domini Social Index Portfolio each year. On occasion, SIRS provides consulting services to Domini on the development of proxy voting policies.

Conflicts of Interest

Although Domini Social Investments does not currently manage any pension plans, administer employee benefit plans, or provide brokerage, underwriting, insurance or banking services, there are occasions where potential conflicts of interest do arise. For example, potential conflicts of interest may present themselves where:

     o A Domini fund is included in the 401(k) plan of a client holding, or Domini may be actively seeking to have one of its funds included in the 401(k) plan of a client holding;
     o A significant vendor, business partner, client or Fund shareholder may have a vested interest in the outcome of a proxy vote; or
     o A Domini executive or an individual involved in the proxy voting function may have a personal or business relationship with the proponent of a shareholder proposal or an issuer, or may otherwise have a vested interest in the outcome of a proxy vote.

Our proxy voting policies and procedures are designed to ensure that all proxies are voted in the best interests of all of our clients and Fund shareholders by isolating the proxy voting function from any potential conflicts of interest. For example:

     o The majority of our Guidelines are pre-determined, meaning that they outline an issue and specify a specific vote. With few exceptions, these policies are applied as drafted.
     o Our policies are implemented by unaffiliated third parties that are generally not privy to the business or personal relationships that may present a conflict of interest.

In most instances, therefore, votes are cast according to pre-determined policies, and potential conflicts of interest cannot influence the outcome of our voting decisions. There are, however, several voting guidelines that require a case-by-case determination, and other instances where we may vary from our pre-determined policies where we believe it is in our clients and Fund shareholders' best interests to do so.

Where a proxy voting decision is decided in-house by Domini's Proxy Voting Committee, the following procedures have been adopted to ensure that conflicts of interest are identified and appropriately addressed:

        1. Before each meeting of the Committee, each participant identifies any conflicts of interest he/she is aware of, including any contacts from outside parties or other members of Domini's staff or management team regarding the proxy issue in question.

        2. If conflicts are identified, and they are of a personal nature, that individual will be asked to remove him/herself from the decision-making process.

        3. Domini is a relatively small firm, and it is not possible to completely insulate the members of the Committee from all potential conflicts of interest relating to Domini's business. If the conflicts are related to Domini's business, therefore, the Committee will:

           a) Where practical, present the conflict to the client and seek guidance or consent to vote the proxy (where the client is a mutual fund, the Committee will seek guidance from the Domini Funds' independent trustees.2

           b) Where Domini is unable to pursue (a), above, or at the direction of the client, the Committee will delegate the decision to KLD, who will work with SIRS to cast the vote. Domini will take all necessary steps to insulate KLD and SIRS from knowledge of the specific nature of the conflict so as not to influence the voting decision.

           c) The Committee will keep records of how the conflict was identified and what resolution was reached. These records will be available for review at the client's request.

These policies and procedures are subject to change without notice. They will be reviewed, and updated where necessary, on at least an annual basis and will be posted to Domini's website at www.domini.com/proxyvoting.html.









-----------------------------
2 In some cases, disclosure of the specific nature of the conflict may not be possible because disclosure is prohibited by Domini's privacy policy (where, for example, the conflict concerns a client or Fund shareholder) or may not otherwise be in the best interests of a Domini client, disclosure may violate other confidentiality obligations of the firm, or the information to be disclosed may be proprietary and place Domini at a competitive disadvantage. In such cases, we will discuss the situation with the client and seek guidance.

                                    PART C

Item 22.  Exhibits


(4)       a        Second Amended and Restated Declaration of Trust of the Registrant

(4)       b        Amended and Restated By-Laws of the Registrant

(1)       d(1)     Management Agreement between the Registrant and Domini Social
                   Investments LLC ("Domini")

(4)       d(2)     Submanagement Agreement between Domini and SSgA Funds Management,
                   Inc. ("SSgA")

(2)       e        Placement Agency Agreement with DSIL Investment Services LLC
                   ("DSILD"), as placement agent

(1)       g(1)     Custodian Agreement between the Registrant and Investors Bank & Trust
                   Company ("IBT"), as custodian and transfer agent

(5)       g(2)     Amendment to the Custodian Agreement between the Registrant and IBT, as custodian

(5)       g(3)     Amendment to the Custodian Agreement between the Registrant and IBT, as custodian

          j        Consent of independent registered public accounting firm

(3)       p(1)     Code of Ethics of the Registrant, Domini Social Investment Trust, and Domini
                   Institutional Trust

          p(2)     Code of Ethics of Domini and DSILD

          p(3)     Code of Ethics of SSgA

          q        Power of Attorney

-----------------------

(1)      Incorporated by reference from Amendment No. 8 to the Registrant's Registration Statement as filed with the SEC on October 22, 1997.
(2)      Incorporated by reference from Amendment No. 10 to the Registrant's Registration Statement as filed with the SEC on November 30, 1999.
(3)      Incorporated by reference from Amendment No. 11 to the Registrant's Registration Statement as filed with the SEC on November 28, 2000.
(4)      Incorporated by reference from Amendment No. 13 to the Registrant's Registration Statement as filed with the SEC on May 29, 2001.
(5)      Incorporated by reference from Amendment No. 18 to the Registrant's Registration Statement as filed with the SEC on November 26, 2003.

Item 23.  Persons Controlled by or under Common Control with Registrant

     Not applicable.

Item 24.  Indemnification

     Reference is hereby made to Article V of the Registrant's Second Amended and Restated Declaration of Trust incorporated herein by reference.

     The Trustees and officers of the Registrant and the personnel of the Registrant's manager are insured under an errors and omissions liability insurance policy. The Registrant and its officers are also insured under the fidelity bond required by Rule 17g-1 under the Investment Company Act of 1940, as amended (the "1940 Act").

Item 25.  Business and Other Connections of Investment Adviser

     Domini Social Investments LLC ("Domini") is a Massachusetts limited liability company with offices at 536 Broadway, 7th Floor, New York, New York 10012, and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended. The members of Domini are James E. Brooks; Amy L. Domini; Steven D. Lydenberg; Committed Capital, LLC; and Domini Holdings LLC. The officers of Domini are Amy L. Domini and Carole M. Laible.


                         Other Business, Profession, Vocation or
         Name                        Employment During                   Principal Business Address
                                the Past Two Fiscal Years

James E. Brooks          President, Equity Resources Group, Inc.      Four Arlington Street
                         (real estate investment)                     Cambridge,MA 02140

Amy L. Domini            Private Trustee, Loring, Wolcott &           230 Congress Street
                         Coolidge Office (fiduciary)                  Boston, MA 02110

                         Manager, DSIL Investment Services LLC        536 Broadway, 7th Floor
                         (broker-dealer); Domini Holdings LLC         New York, NY 10012
                         (holding company)

Carole M. Laible         President, CEO, Chief Compliance             536 Broadway, 7th Floor
                         Officer, Chief Financial Officer,            New York, NY 10012
                         Secretary, and Treasurer, DSIL
                         Investment Services LLC (broker-dealer)

Steven D. Lydenberg      Director, KLD Research & Analytics, Inc.     536 Broadway, 7th Floor
                         (social research provider) (until 2003)      New York, NY 10012

Committed Capital, LLC   N/A                                          8 Oak Drive
                                                                      Sherman, CT 06784

Domini Holdings LLC      N/A                                          536 Broadway, 7th Floor
                                                                      New York, NY 10012

     SSgA Funds Management, Inc. ("SSgA") is a wholly owned subsidiary of State Street Corporation, with its main offices at State Street Financial Center, One Lincoln Street, Boston, MA 02111. SSgA is registered as an investment adviser under the Investment Advisers Act of 1940, as amended. The directors and officers of SSgA are:

Name and Capacity with       Other Business, Profession, Vocation or       Principal Business Address
       SSgA                             Employment During
                                    the Past Two Fiscal Years

Agustin Fleites              Senior Principal, State Street Global         State Street Financial Center
President & Director         Advisors, a division of State Street Bank     One Lincoln Street
                             and Trust Company; Senior Principal,          Boston, MA 02111
                             State Street Global Markets, LLC, Boston,
                             MA


Name and Capacity with       Other Business, Profession, Vocation or       Principal Business Address
       SSgA                             Employment During
                                    the Past Two Fiscal Years

Thomas P. Kelly              Principal and Comptroller, State Street       State Street Financial Center
Treasurer                    Global Advisors, a division of State          One Lincoln Street
                             Street Bank and Trust Company                 Boston, MA 02111

Mark J. Duggan               Principal and Associate Counsel, State        State Street Financial Center
Chief Legal Officer          Street Global Advisors, a division of         One Lincoln Street
                             State Street Bank and Trust Company           Boston, MA 02111

Peter A. Ambrosini           Senior Principal and Chief Compliance         State Street Financial Center
Chief Compliance Officer     and Risk Management Officer, State Street     One Lincoln Street
                             Global Advisors, a division of State          Boston, MA 02111
                             Street Bank and Trust Company

Mitchell H. Shames           Senior Principal and Chief Counsel, State     State Street Financial Center
Director                     Street Global Advisors, a division of         One Lincoln Street
                             State Street Bank and Trust Company           Boston, MA 02111


Item 26.  Principal Underwriters

       (a) DSIL Investment Services LLC is the placement agent for the Registrant. DSIL Investment Services LLC serves as the distributor for the following other registered investment companies: Domini Social Equity Fund, Domini Social Bond Fund and Domini Institutional Social Equity Fund.
       (b) The information required by this Item 26 with respect to each manager or officer of DSIL Investment Services LLC is incorporated herein by reference from Schedule A of Form BD (File No. 008-44763) as filed by DSIL Investment Services LLC pursuant to the Securities Exchange Act of 1934, as amended.
       (c)  Not applicable.

Item 27.  Location of Accounts and Records

     The accounts and records of the Registrant are located, in whole or in part, at the offices of the Registrant and at the following locations:

Name:                                   Address:

Domini Social Investments LLC           536 Broadway, 7th Floor
(manager)                               New York, NY 10012

SSgA Funds Management, Inc.             State Street Financial Center
(submanager)                            One Lincoln Street
                                        Boston, MA 02111

DSIL Investment Services LLC            536 Broadway, 7th Floor
(placement agent)                       New York, NY 10012

Name:                                   Address:

Investors Bank & Trust Company          200 Clarendon Street
(custodian and transfer agent)          Boston, MA 02116

Item 28.  Management Services

     Not applicable.

Item 29.  Undertakings

     Not applicable.

                                  SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Amendment to its Registration Statement on Form N-1A to be signed on its behalf by the undersigned, thereto duly authorized in the City of New York and the State of New York on the 24th day of November, 2004.

                                        DOMINI SOCIAL INDEX PORTFOLIO

                                        By:  /s/ Amy L. Domini
                                             ---------------------------------
                                             Amy L. Domini
                                             President

                               INDEX TO EXHIBITS

     EXHIBIT NO.     DESCRIPTION OF EXHIBIT

        j            Consent of independent registered public accounting firm
       p(2)          Code of Ethics of Domini and DSILD
       p(3)          Code of Ethics of SSgA
        q            Power of Attorney